Exhibit 10.4

STOCK PURCHASE AGREEMENT
among
Lime Energy Co.,
Applied Energy Management, Inc.,
The Sellers Named Herein
And
The Sellers’ Representative
Dated as of June 11, 2008

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of June 11, 2008, by and among Lime Energy Co., a Delaware corporation (“Buyer”), Applied Energy Management, Inc., a Massachusetts corporation (the “Company”), and the persons listed as Sellers on the signature pages hereto (each, a “Seller” and, collectively, the “Sellers”).
     WHEREAS, the Sellers own and will own immediately prior to Closing (as defined below), of record and beneficially, all of the issued and outstanding capital stock of the Company (collectively, the “Shares”); and
     WHEREAS, Buyer desires to purchase the Shares from the Sellers in accordance with the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained in this Agreement, and the execution and delivery of the other documents referred to herein, the parties to this Agreement agree as follows:
ARTICLE I
DEFINITIONS
     In this Agreement, the following terms have the meanings set forth below, which shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
     “Adjusted EBITDA” means the net income of the Company and its Subsidiaries (or the net income of any successor business of the Company that would have been otherwise attributable to the Company) determined in accordance with GAAP, plus, to the extent deducted in determining such net income, (i) the expense for interest, (ii) income Taxes, (iii) depreciation, (iv) amortization, and (v) share-based compensation.
     “Adjusted Tax Reserve” means the amount of current Taxes (excluding deferred Taxes), reduced by amounts not payable by the Sellers under Section 10.2(b) and Section 9.8(a) on account of the then existing balance (if any) in the Adjusted Tax Reserve.
     “Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer, director, general partner, manager or managing member of the specified Person or of which the specified Person is an officer, director, general partner, manager or managing member, (iii) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of the outstanding voting securities of the specified Person, and (iv) such Person’s relatives, including such Person’s spouse or domestic partner (and relatives of such spouse or domestic partner), parents, siblings and lineal descendants if such Person is an individual.
     “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, provincial, state or local statute, law, ordinance, rule, regulation, Order, writ, injunction, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors or employees (in connection with such officer’s, director’s or employee’s activities on behalf of such Person or any of its Affiliates).
     “Available Cash” means cash and cash equivalents held by the Company at Closing (including marketable securities and short-term investments), calculated in accordance with GAAP.

     “Benefit Plans” mean all “employee benefit plans” within the meaning of Section 3(3) of ERISA, all medical, dental, life insurance, equity, bonus or other incentive compensation, disability, salary continuation, severance, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plans or policies, and any other plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company, its Subsidiaries or any ERISA Affiliate on behalf of any employee, officer, director, shareholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, or (ii) with respect to which the Company, its Subsidiaries or any ERISA Affiliate has or has had any obligation on behalf of any such employee, officer, director, shareholder or other service provider or beneficiary.
     “Business” means the business and operations presently carried on by the Company and its Subsidiaries.
     “Business Day” means any day other than a Saturday, Sunday or other day on which banks in Chicago, Illinois are authorized or required by law to be closed.
     “Closing Share Price” is Seven Dollars and 93/100 ($7.93) per share.
     “Code” means the United States Internal Revenue Code of 1986, as amended.
     “Company’s Knowledge” or similar phrases, means the actual knowledge of Sellers after due inquiry and investigation.
     “Company Technology” means the all Intellectual Property owned, used, or held for use by or licensed to, the Company or any of its Subsidiaries in its Business.
     “Competing Business” means any business engaged in energy engineering and consulting services, energy efficiency services and construction and HVAC services, any business that produces, sells, distributes or licenses any products or services that are the same as or similar to any products and services produced, sold, distributed or licensed by the Company or its Subsidiaries at the time of Closing (or that was under active consideration by the Company or any of its Subsidiaries at the time of the Closing).
     “Confidential Information” means any information or data not generally known outside of the Company or the Company Affiliates, for which the Company or a Company Affiliate has invoked reasonable measures to protect such information or data, and shall include, without limitation, the Company’s and the Company Affiliates’ data, designs, compilations of information, apparatus, computer programs, identity of suppliers, identity of customers, customer requirements, cost or price data, research data, business plans, marketing or sales plans and information, financial data, salary and wage information, policies and procedures, manufacturing and sales know-how and any other information that is proprietary to or a trade secret of the Company or any Company Affiliate, whether or not such information is considered a trade secret within the meaning of applicable law.
     “Copyrights” means all unregistered copyrights, copyright applications and copyright registrations and renewals in connection therewith, in both published works and unpublished works, and all works of authorship, and moral and economic rights of authors and inventors (however denominated).
     “Distribution Deduction” means the value of all cash dividends and distributions paid by the Company to its shareholders in the period beginning May 5, 2008 and ending on the Closing.
     “Earn-Out Adjusted EBITDA” means the adjusted EBITDA of the Company and its Subsidiaries during the Earn-Out Period. In determining the Earn-Out Adjusted EBITDA, the parties agree that it will be calculated in accordance with the following: (i) revenues and expenses related to any additional entities or businesses acquired by the Company during the Earn-Out Period, and charges and costs related thereto, shall be excluded, (ii) gains or losses derived from any unusual or infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP shall be excluded, (iii) gains or losses resulting from the sale or other disposition of assets not in the

Ordinary Course of Business shall be excluded, and (iv) gains or losses attributable to adjustments relating to prior periods shall be excluded.
     “Earn-Out Payment” means the payment amounts determined in accordance with Section 3.1.
     “Earn-Out Period” means the seven-month period beginning on June 1, 2008 and ending December 31, 2008.
     “Earn-Out Revenue” means the gross revenue of the Company and its Subsidiaries (or the gross revenue of any successor business of the Company or its Subsidiaries that would have been otherwise attributable to the Company or its Subsidiaries) for the Earn-Out Period, determined in accordance with GAAP; provided, however that: (i) revenues and any offsets or charges related to any additional entities or businesses acquired by the Company or the Buyer or its Affiliates shall be excluded, (ii) gains or offsets or charges derived from any unusual or infrequent, nonrecurring event that would be characterized as “extraordinary” under GAAP shall be excluded, (iii) gains resulting from the sale or other disposition of assets not in the Ordinary Course of Business shall be excluded, (iv) gains attributable to adjustments relating to prior periods shall be excluded, and (v) any revenue recognized by Buyer or its Subsidiaries, that is not recognized by the Company or its Subsidiaries, which is attributable to any business opportunities created by any of the Company’s employees or officers shall be included.
     “Earn-Out Share Price” is Seven Dollars and 93/100 ($7.93) per share.
     “Employment Agreements” is defined in Section 8.1(i) of this Agreement.
     “Environmental Condition” means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Company, any of its Subsidiaries or any third party, at or relating to any property or premises of the Company or any of its Subsidiaries that did, does or may reasonably be expected to (a) require abatement or correction under an Environmental Law, (b) give rise to any civil or criminal liability on the part of the Company or any of its Subsidiaries under an Environmental Law, or (c) create a public or private nuisance.
     “Environmental Law” means all Applicable Laws and Orders relating to pollution or protection of human health, public safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) as they currently exist, including, without limitation, laws relating to public health and safety, worker health and safety, emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any laws, rules, or regulations related thereto.
     “ERISA Affiliate” means any entity required to be aggregated in a controlled group or Affiliated service group with the Company for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.
     “Existing Contracts” means all of the Company’s and its Subsidiaries’ contracts, leases, subleases, licenses, Permits, purchase and sale orders and any other agreements, commitments or binding arrangements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party, including each amendment, modification, renewal or extension or other ancillary document pertaining thereto, including, but not limited to, those contracts set forth on Schedule 4.14(a).
     “GAAP” means, at a given time, United States generally accepted accounting principles.
     “Glick Notes” means (i) that certain Amended and Restated Nonnegotiable Promissory Note representing the unsecured obligation of the Company to pay Felber/Glick, LLC the principal amount of Four Hundred Twenty-

Two Thousand Three Hundred and Ninety Dollars ($422,390) and (ii) that certain Amended and Restated Commercial Term Promissory Note representing the unsecured obligation of the Company to pay Felber/Glick, LLC the principal amount of One Million Dollars ($1,000,000).
     “Governmental Authority” means any foreign, United States federal, state, local provincial or municipal government or any subdivision thereof, any regulatory or administrative authority, or any agency or commission or any court, tribunal or judicial or arbitral body.
     “Hazardous Substances” means (i) any pollutants, contaminants, toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety and (ii) any regulated substance or waste under any Applicable Laws or Orders that have been enacted, promulgated or issued by any Governmental Authority concerning protection of the environment.
     “Income Tax Return” means any Tax Return relating to any federal, state, local or foreign Tax based on, or measured by reference to, net income.
     “Indebtedness” with respect to any Person means (i) any indebtedness or other obligation for borrowed money; (ii) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (iii) the face amount of all letters of credit issued for the account of such Person; (iv) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (v) capitalized lease obligations; (vi) unfunded obligations for pension, retirement, severance benefits for any officer, director or employee of such Person; (vii) unfunded obligations for deferred compensation for any officer, director or employee of such Person; (viii) all guarantees and similar obligations of such Person; (ix) all accrued interest, fees and charges in respect of any indebtedness; (x) all bankers acceptances and overdrafts; and (xi) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness.
     “Independent Auditor” means an auditing firm mutually acceptable to Buyer and Sellers’ Representative; provided that if no agreement can be reached by such persons within ten (10) Business Days, the Independent Auditor shall be Blackman Kallick, unless Blackman Kallick is regularly serving as the Company’s auditor at or near the time, in which case the Sellers’ Representative shall have the right to select any independent nationally recognized accounting firm to be the Independent Auditor.
     “Intellectual Property” means Copyrights, Patents, Trademarks, trade secrets, Internet domain names, proprietary rights, Technology, franchises, licenses, and other intellectual property and intellectual property rights on a worldwide basis, any goodwill associated with any of the foregoing and all copies and tangible embodiments thereof (in whatever form of medium), and registrations, applications and renewals for any of the foregoing assets, and all claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.
     “Intercompany Income” shall mean the amount of any intercompany charges from the Company to Lime which are recognized as revenue by the Company under GAAP and which are attributable to the performance of services by the Company for Lime.
     “Liability” means any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, cost, expense, fines, penalties, responsibility or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether secured or unsecured, whether choate or inchoate, whether fixed or unfixed, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including, without limitation, any liability for Taxes.
     “Lien” means any claim, lien (statutory or otherwise), encumbrance, pledge, Liability, restriction, charge, instrument, license, preference, priority, security agreement, covenant, right of recovery, option, charge, hypothecation, easement, security interest, interest, right of way, encroachment, mortgage, deed of trust, imperfection of title, prior assignments, Tax (including foreign, federal, state and local Tax), Order or other encumbrance or charge of any kind or nature whatsoever including, without limitation (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing; (ii) any assignment or deposit arrangement in the nature of a security device; and (iii) any leasehold interest, license or other right, in favor of a third party, to use any portion of the Company’s, or any of its Subsidiaries’, assets or properties, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.
     “Line of Credit” means that certain Four Million Dollar ($4,000,000) line of credit under that certain Loan Agreement between the Company and Wachovia Bank, National Association (“Wachovia”), dated March 6, 2007 and all related Promissory Notes.
     “Majority Shareholder” means Stephen Glick.
     “Material Adverse Change” means any fact, event, circumstance or change affecting the Company, its Subsidiaries or the Business which individually or in the aggregate when taken together with one or more other facts, events, circumstances or changes affecting the Company, its Subsidiaries or the Business is, or could reasonably be expected to be, adverse in any material respect to (i) the condition (financial or otherwise), business, prospects, revenue, profitability, assets, Liabilities or results of operations of the Company, its Subsidiaries or the Business or (ii) the ability of the Sellers or the Company to perform their respective obligations hereunder or under the other Operative Documents.
     “Operative Documents” means this Agreement, the Employment Agreements, the Registration Rights Agreement, and the Glick Notes.
     “Order” means any decree, order, injunction, rule, judgment, or consent of or by any Governmental Authority.
     “Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past custom and practice during the one year period preceding this Agreement (including with respect to quantity, quality and frequency).
     “Patents” means all patents (including all reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof), patent applications, utility models and design rights.
     “Permits” means all municipal, state, federal, local and foreign consents, Orders, filings, franchises, permits, approvals, certificates, licenses, agreements, waivers, quotas, and authorizations held or used in connection with the Company or its Subsidiaries, or required under any Applicable Law for the continued operation of the Business other than job permits.
     “Person” means any person, firm, corporation, partnership, joint venture, limited liability company, association or other entity (governmental or private).
     “Post-Closing Tax Period” means (i) any taxable period beginning after the close of business on the Business Day immediately preceding the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the close of business on the Business Day immediately preceding the Closing Date and ending on the last day of a Straddle Period.
     “Pre-Closing Tax Period” means (i) any taxable period ending at or before the close of business on the Business Day immediately preceding the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of business on the Business Day immediately preceding the Closing Date.

     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, suit or other proceeding (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Authority or referee, trustee, arbitrator or mediator.
     “Pro Rata Portion” means, for each Seller, the various percentage(s) for each Shareholder as calculated in the “Agreement Between Sellers for Arbitration and Pro Rata Splits” between Sellers dated June 9, 2008 executed and delivered among Sellers previously.
     “Representative” means, with respect to any Person, its attorneys, accountants, agents, consultants or other representatives.
     “Restricted Shares” means the number of shares of Common Stock of Buyer to be issued to the Sellers upon the terms and subject to the conditions set forth in this Agreement.
     “SEC Reports” means each Form 10-K, Form 10-Q, Form 8-K, registration statement under the Securities Act and proxy or information statement, together with any amendments thereto, required to be filed by Buyer with the SEC since December 31, 2004.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Sellers’ Representative” is defined in Section 12.1(a) of this Agreement.
     “Share Transfer” means any transfer, sale, assignment, disposition, pledge, encumbrance or mortgage of any of the Restricted Shares.
     “Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.
     “Tax” or “Taxes” means (i) any federal, state, local or foreign net or gross income, gross receipts, turnover, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, export taxes and withholdings, exchange control mandatory differentials, mandatory savings, capital stock, franchise, profits, withholding, social security (or similar), unemployment, supplementary, retirement system, disability, real property, personal property, sales, use, transfer, registration, value added, recording, intangible, documentary, goods and services, ad valorem, net proceeds, net worth, special assessments, workers’ compensation, utility, production, gains, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with any interest, penalty, or addition thereto payable in connection with such taxes, whether disputed or not and (ii) any liability of any Person for the payment of amounts of the type described in clause (i) as a transferee, successor or payable pursuant to a contractual obligation.
     “Tax Arbitrator” means a nationally or regionally recognized accounting firm reasonably satisfactory to both Buyer and the Sellers’ Representative.

     “Tax Proceeding” means any audit, action, suit, claim, examination, investigation, deficiency, assessment or other administrative or judicial proceeding by any Governmental Authority involving Taxes.
     “Tax Return” means any return, declaration, report, or information return or statement relating to Taxes, including Tax losses, deductions, credits and the like, including any schedule or attachment thereto, and including any amendment thereof.
     “Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits between the Company or any of its Subsidiaries (including its predecessor) and any Person (other than the indemnity provided pursuant to this Agreement).
     “Technology” means all ideas, concepts, inventions, discoveries, research information, test and engineering data, developments, methods, tools, techniques, processes, machinery, products, models, devices, data, prototypes, improvements, designs, systems, engineering and product specifications, schematics, drawings, programs, code, databases, algorithms, formulas, mask works, works of authorship, software, information and know-how, whether or not patentable or copyrightable, and all related notes, drawings, reports, manuals, notebooks, summaries, memoranda and other documentation and materials.
     “Trademarks” means all unregistered trademarks, trademark registrations, trademark applications, unregistered service marks, service mark registrations and service mark applications, brand names, corporate names, trade names, logos, slogans, trade dress, designs and packaging, together with all transactions, adaptions, derivations and combinations thereof.
     “Transaction Expenses” means all of the Company’s costs, fees and expenses, including attorney, investment banker, broker, accountant and other Representative and consultant fees, incurred in connection with the execution and negotiation of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby which, in each case, have not been paid as of the Closing.
ARTICLE II
TRANSACTIONS AT THE CLOSING
     2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, each Seller shall sell and deliver to Buyer the Shares owned by such Seller as set forth on Schedule 4.4(b) and Buyer shall purchase the Shares free and clear of all Liens, for the Purchase Price determined in accordance with this ARTICLE II. At the Closing, the Sellers shall convey and deliver to Buyer stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, against payment of the Purchase Price for the Shares, as provided in Section 2.2.
     2.2 Purchase Price. The aggregate consideration (the “Purchase Price”) to be paid by Buyer for the Shares is comprised of:
          (a) a cash payment (the “Cash Consideration”) equal to $3,500,000
               (i) minus the Distribution Deductions, if any, and
               (ii) minus the Available Cash, which shall be distributed to the Sellers at Closing;
          (b) the number of Restricted Shares determined by dividing $7,000,000 by the Closing Share Price; and
          (c) the Earn-Out Payment, if any.

     2.3 Payments at Closing. At the Closing, the Purchase Price shall be paid or satisfied as follows: the Buyer shall (A) pay to the Sellers the Cash Consideration by wire transfer of immediately available funds to such bank accounts designated by the Sellers by written notice to Buyer prior to Closing in accordance to Section 2.2, and (B) the Restricted Shares shall be issued and delivered in accordance with Section 2.4. Each Seller shall receive Cash Consideration in accordance with such Seller’s Pro Rata Portion.
     2.4 Restricted Shares. Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, Buyer shall issue the Restricted Shares to the Sellers in accordance their Pro Rata Portions.
     2.5 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, 10 S. Wacker Dr., Chicago, Illinois, at 10:00 a.m. on June 11, 2008, or such other date as the parties may mutually agree. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.
ARTICLE III
EARN-OUT
     3.1 Earn-Out.
          (a) The Earn-Out Payment shall be equal to the sum of (1) the lesser of the (i) Earn-Out Revenue Payment or (ii) $500,000 in cash plus the number of Restricted Shares determined by dividing $500,000 by the Earn-Out Share Price and (2) the lesser of (i) the Earn-Out Adjusted EBITDA Payment or (ii) $500,000 in cash plus the number of Restricted Shares determined by dividing $500,000 by the Earn-Out Share Price.
          (b) The Earn-Out Revenue Payment and the Earn-Out Adjusted EBITDA Payment shall be calculated as follows:
               (i) The “Earn-Out Revenue Payment” shall equal the sum of (i) the cash payment that corresponds to the applicable Earn-Out Revenue range set forth in the first column of the following table, plus (ii) the corresponding Earn-Out Revenue Share Payment.

	Earn-Out Revenue Cash	Earn-Out Revenue Share
Earn-Out Revenue	Payment	Payment
$22 to $25 million	$50,000	a number of Restricted Shares equal to $50,000 divided by the Earn-Out Share Price

$25 to $28 million	$150,000	a number of Restricted Shares equal to $150,000 divided by the Earn-Out Share Price

$28 to $31 million	$300,000	a number of Restricted Shares equal to $300,000 divided by the Earn-Out Share Price

over $31 million	$500,000	a number of Restricted Shares equal to $500,000 divided by the Earn-Out Share Price

               (ii) The “Earn-Out Adjusted EBITDA Payment” shall equal the sum of (i) the cash payment that corresponds to the applicable Earn-Out EBITDA range set forth in the first column of the following table, plus (ii) the corresponding Earn-Out EBITDA Share Payment.

	Earn-Out Adjusted EBITDA	Earn-Out Adjusted EBITDA
Earn-Out Adjusted EBITDA	Cash Payment	Share Payment
$1.4 to $1.7 million	$50,000	a number of Restricted Shares equal to $50,000 divided by the Earn-Out Share Price

$1.7 to $2 million	$150,000	a number of Restricted Shares equal to $150,000 divided by the Earn-Out Share Price

$2 to $2.2 million	$300,000	a number of Restricted Shares equal to $300,000 divided by the Earn-Out Share Price

over $2.2 million	$500,000	a number of Restricted Shares equal to $500,000 divided by the Earn-Out Share Price
     3.2 Earn-Out Payment.
          (a) As soon as practicable after the end of the Earn-Out Period but in no event later than thirty (30) days after the completion of the Company’s annual audit, Buyer shall prepare a schedule (setting out in reasonable detail each of the items comprising such calculation) setting its determination of the Earn-Out Revenue and the Earn-Out Adjusted EBITDA (the “Earn-Out Schedule”) and shall deliver the Earn-Out Statement to the Sellers’ Representative.
          (b) Within thirty (30) days of Buyer’s delivery of the Earn-Out Schedule, the Sellers’ Representative may deliver written notice (a “Notice of Objection”) to Buyer of any objections, specifying the basis therefore, which the Sellers’ Representative may have to the Earn-Out Schedule. The failure of the Sellers’ Representative to deliver Notice of Objection within the prescribed time period will constitute the Sellers’ Representative’s acceptance of the Earn-Out Schedule as determined by Buyer. Upon receipt of the Earn-Out Schedule, the Sellers’ Representative and his accountants will be given reasonable access to inspect and make copies of the Buyer’s and the Company’s relevant books, records and personnel during reasonable business hours for the purpose of verifying the Earn-Out Schedule.
          (c) If Buyer and the Sellers’ Representative are unable to resolve any disagreement with respect to the Earn-Out Schedule within fifteen (15) Business Days following Buyer’s receipt of the Notice of Objection, then the items in dispute will be referred to the Independent Auditor for final determination within thirty (30) days. The determination by the Independent Auditor shall be based solely on presentations by Buyer, on the one hand, and the Sellers’ Representative, on the other hand, and shall not involve independent review. Any determination by the Independent Auditor shall be final, binding and non-appealable upon the parties. Each of Buyer on the one hand, and Sellers, on the other hand, shall bear that percentage of the fees and expenses of the Independent Auditor equal to the proportion of the dollar value of the unresolved disputed issues that are determined in favor of the other party.
          (d) Within five (5) Business Days of the final determination of the Earn-Out Schedule, if the Earn-Out Payment is a positive number, Buyer shall remit cash in amounts equal to the Earn-Out Payment by wire transfer of immediately available funds to the Sellers’ Representative (for further distribution by the Sellers’ Representative to the Sellers in accordance their Pro Rata Portions) and initiate the request and delivery of the stock certificates. The Company’s failure to meet the minimum thresholds for an Earn-Out Payment and/or and

Earn-Out Adjusted EBITDA Payment shall not entitle the Buyer to any offset or other form of payment from the Sellers under this Article III.
          (e) Notwithstanding anything in this Agreement to the contrary, this Agreement shall impose no restrictions on the operation of the Company’s business after the Closing or on the operations, business or activities of Buyer after the Closing; provided, however, that Buyer shall not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Company’s business if such action would be reasonably likely to interfere with the achievement of the earn-out targets set forth in this Article III; provided, further, that the Company may be charged its allocable share of any corporate overhead and out-of-pocket costs for products or services purchased, provided or procured by Buyer or its Subsidiaries for the direct benefit of the Company, to the extent such charges and costs are reasonably allocable to the operation of the Company during the earn out period and are incurred during the applicable Earn-Out Period, and further provided, that any such charges and costs shall not include any costs incurred primarily for the use of Buyer or its Subsidiaries’ personnel. Without limiting the foregoing, following the Closing, as may be reasonably determined by Buyer, (i) Buyer may operate the Company’s business under any name, (ii) all financial statements, billing matters, payment of accounts payables, collections of accounts receivables, bank accounts, credit facilities and other financial operations or activities of the Company’s business may be consolidated with Buyer, (iii) the Company’s business may transition to using Buyer’s operational and financial technology, and in connection with such transition, Buyer shall use its commercially reasonable efforts to ensure that no material deterioration in the timeliness and accuracy of order processing, job tracking, billing, collections or the availability of budgeted operating capital results from such transition, and (iv) Buyer may dissolve or terminate the Company and operate the Company’s business as a division of Buyer.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
     The Company and each of the Sellers hereby represent and warrant to Buyer, as of the date hereof and as of the Closing Date, as follows:
     4.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has all corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted and to enter into this Agreement and each of the other Operative Documents to which it is a party and to carry out its obligations hereunder and thereunder. Except as listed in Schedule 4.1(a), neither the Company nor any of its Subsidiaries requires a foreign qualification to do business in any other jurisdictions in which it now conducts business. The Company has delivered to Buyer complete and correct copies of the articles of incorporation and bylaws (or other constitutive documents), stock ledger and minute books as in effect on the date hereof for the Company and each of its Subsidiaries. The stock ledgers of the Company and each of its Subsidiaries are complete, accurate and current and the minute books of the Company and each of its Subsidiaries are complete, accurate and current in all material respects. Schedule 4.1(b) sets forth the current officers and directors of the Company and each of its Subsidiaries.
     4.2 Authority; Binding Agreements. The execution and delivery of this Agreement and the other Operative Documents to which the Company is a party, and the consummation of the transactions contemplated by this Agreement and the Operative Documents to which the Company is a party, have been duly and validly authorized by all necessary corporate action on the part of the Company. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Operative Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Operative Documents to which it is a party. This Agreement and the other Operative Documents have been, or upon execution and delivery thereof will be, duly executed and delivered by the Company. This Agreement is, and the other Operative Documents upon the execution and delivery thereof will be, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

     4.3 Conflicts; Consents. With respect to this Agreement and the other Operative Documents to which the Company is party:
          (a) Neither the execution and delivery thereof, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any provisions thereof will violate any law, statute, rule, regulation, Order or writ applicable to the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ properties or assets.
          (b) No such agreement will: (i) conflict with, (ii) result in any breach of any of the terms, conditions or provisions of, (iii) constitute a default (whether with notice or lapse of time, or both) under, (iv) result in a violation of, (v) give any third party the right to modify, terminate, cancel or accelerate any obligation under; or (vi) result in the creation or imposition of any Lien upon any asset of the Company or any of its Subsidiaries under, the provisions of the articles of incorporation, bylaws or other constitutive documents of the Company or its Subsidiaries or any note, bond, mortgage, indenture, Existing Contract, agreement, lease, license, permit, franchise or other instrument to which the Company or any of its Subsidiaries is a party or by which any asset of the Company or any of its Subsidiaries is bound or affected, or any law, statute, Order, rule or regulation to which the Company, or any of its Subsidiaries, or any asset of the Company, or any asset of its Subsidiaries, is subject.
          (c) Except as set forth in Schedule 4.3(c), no consent, authorization or approval by, or any notification of or filing with any Person, court or administrative or other Governmental Authority is required in connection with the execution, delivery and performance by the Company or any Seller of this Agreement or any of the other Operative Documents to which it is a party, or the consummation of the transactions contemplated hereby and thereby.
     4.4 Capitalization; Title to Shares; Subsidiaries.
          (a) The Company’s authorized capital stock consists solely of 1,495 shares of Common Stock, no par value per share. As of the date hereof, 1,495 shares of Common Stock are issued and outstanding. All outstanding shares of Common Stock are and will on the Closing Date be validly issued, fully paid and non-assessable. The Sellers own, of record and beneficially, all of the Shares as of the date hereof and will own the same, of record and beneficially, immediately prior to the Closing.
          (b) Schedule 4.4(b) is a true and complete list as of the date hereof, and as of the Closing Date, of all issued and outstanding shares of Common Stock and the names and number of Shares owned by each Seller. Each Seller owns of record and beneficially the number of Shares set forth next to such Seller’s name on Schedule 4.4(b).
          (c) Except as set forth on Schedule 4.4(c), the Company has not issued any securities in violation of any preemptive or similar rights. There are no outstanding: (i) securities convertible into or exchangeable for any shares of capital stock or other securities of the Company; (ii) subscriptions, options, “phantom” stock rights, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) entitling any party to acquire or otherwise receive from the Company any shares of capital stock or other securities or receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of capital stock of the Company; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any membership or other interests, convertible or exchangeable securities, or any subscriptions, options, warrants or similar rights of the Company or granting to any Person any right to participate in the equity or income of the Company or to participate in or direct the election of any director or officer of the Company or the manner in which any shares of capital stock or other securities of the Company are voted; or (iv) rights of any Person to be paid as if he, she or it were a holder of equity or shares of capital stock of the Company or securities convertible into or exchangeable for equity or shares of capital stock of the Company, including, without limitation, “phantom” stock and stock appreciation rights. There are no shares of capital stock or other securities of the Company reserved for issuance for any purpose. Except as disclosed on Schedule 4.4(c), the Company is not a party to any voting agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of any shares of the capital stock or other securities of the

Company, or any agreement with respect to the transferability, purchase or redemption of any shares of capital stock or other securities of the Company.
          (d) Schedule 4.4(d) sets forth a true and complete list of all direct or indirect Subsidiaries of the Company. Except as set forth on Schedule 4.4(d), neither the Company nor any of its Subsidiaries, directly or indirectly, own or have any interest in the capital stock or any other ownership interest in any Person. Schedule 4.4(d) shows for each Subsidiary: (i) its jurisdiction of organization and each other jurisdiction in which it is qualified to do business; (ii) the authorized and outstanding capital stock, membership or other interests or other securities of each Subsidiary; and (iii) the identity of and number of shares of such capital stock, membership or other interests or other securities owned (of record and beneficially) by each holder thereof.
          (e) Each Subsidiary is duly organized, validly existing and in good standing in its jurisdiction of organization, with full power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted. Each Subsidiary is licensed or qualified to transact business and is in good standing as a foreign corporation or limited liability company, as the case may be, in each of the jurisdictions indicated in Schedule 4.4(d), which are the only jurisdictions wherein, because of the business conducted there or the nature of its properties there, such Subsidiary would be required to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Change.
          (f) All shares of capital stock, membership or other interests or other securities of each Subsidiary issued and outstanding are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.4(f), no preferred stock, bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, of any Subsidiary are authorized, issued or outstanding.
          (g) Except as set forth on Schedule 4.4(g), there are no outstanding: (i) securities convertible into or exchangeable for any shares of capital stock, membership or other interests or other securities of any Subsidiary; (ii) subscriptions, options, “phantom” stock rights, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) entitling any party to acquire or otherwise receive from any Subsidiary any capital stock, membership interests or other securities or receive or exercise any benefits or rights similar to any rights enjoyed by or inuring to the holder of membership or other interests or securities of any Subsidiary; (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock, membership or other interests, convertible or exchangeable securities, or any subscriptions, options, warrants or similar rights of any Subsidiary or granting to any Person any right to participate in the equity or income of any Subsidiary or to participate in or direct the election of any officer of any Subsidiary or the manner in which any capital stock, membership or other interests or other securities or any Subsidiary are voted; or (iv) rights of any Person to be paid as if he, she or it were a holder of equity, capital stock or membership interests in any Subsidiary or securities convertible into or exchangeable for equity, capital stock or membership interests in any Subsidiary, including, without limitation, “phantom” stock and stock appreciation rights. Except as set forth on Schedule 4.4(g), there are no shares of capital stock, membership or other interests or other securities of any Subsidiary reserved for issuance for any purpose. Except as set forth on Schedule 4.4(g), no Subsidiary is a party to any voting agreements, voting trusts, proxies or other agreements, instruments or understandings with respect to the voting of any shares of the capital stock, membership or other interests or other securities of such Subsidiary, or any agreement with respect to the transferability, purchase or redemption of any shares of capital stock, membership or other interests or other securities of such Subsidiary.
     4.5 Liens. Except as set forth on Schedule 4.5, the Company and each of its Subsidiaries have good and marketable title to, or a valid and subsisting leasehold interest in their assets and properties, free and clear of all Liens, and the consummation of the transactions contemplated by this Agreement will not give rise to any Lien on such assets or properties. As of the date hereof and as of the Closing Date, the assets and properties of the Company and its Subsidiaries, including their respective Intellectual Property and constitute all of the assets, tangible and intangible, real and personal of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Company and its Subsidiaries.
     4.6 Financial Information. The Company has provided to Buyer accurate and complete copies of the Company’s (a) unaudited balance sheets and related statements of income and cash flows as of the three months ended March 31, 2008 (the “Latest Balance Sheet”) and (b) consolidated balance sheets and statements of income and cash flows as of and for the fiscal years ended December 31, 2007, 2006, 2005. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (collectively, the “Financial Statements”): (i) have been prepared in accordance with the books and records of the Company and its Subsidiaries (which, in turn, are accurate and complete in all material respects), (ii) fairly present in all material respects the Company’s or its Subsidiaries financial condition, results of operations and cash flows as of the times and for the periods referred to therein, and (iii) have been prepared in accordance with GAAP consistently applied, subject in the case of interim financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate). All projections, estimates, financial plans or budgets previously delivered to or made available to Buyer were based upon reasonable assumptions in light of all material facts and circumstances at the time made and were provided to Buyer in good faith.
     4.7 Undisclosed Liabilities. Except as set forth on Schedule 4.7, neither the Company nor any of its Subsidiaries have any Liabilities, other than (a) Liabilities for future performance under the Existing Contracts and the Permits, (b) Liabilities set forth on the Latest Balance Sheet (including the footnotes thereto) and adequately reserved against therein in accordance with GAAP, and (c) Liabilities of a similar nature to those set forth on the Latest Balance Sheet which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or an environmental Liability under any Environmental Law).
     4.8 No Change. Except as set forth on Schedule 4.8, since May 1, 2008, the Company and its Subsidiaries:
          (a) Have operated in the Ordinary Course of Business and there has not been any occurrence, event, incident, action, failure to act or transaction with respect to the Company or its Subsidiaries which is outside the Ordinary Course of Business or which has had or would be reasonably likely to have a Material Adverse Change;
          (b) Have not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;
          (c) Have not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses pertaining to the Business) either involving more than $50,000 or outside the Ordinary Course of Business;
          (d) Have not made any capital expenditures outside the Ordinary Course of Business;
          (e) Have not experienced any damage, destruction or loss (whether or not covered by insurance) to its properties or assets;
          (f) Have not made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return or claim for refund, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, claim, agreement, settlement, surrender, consent or other action would have the effect of increasing the Company’s or any of its Subsidiaries’ Liability for Taxes for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;
          (g) Have not committed to pay any bonus or to make any equity grant or granted any increase in base compensation or employee benefits to its employees or other service providers outside of the Ordinary Course of Business;

          (h) Have not adopted, amended, modified or terminated any bonus, profit sharing, incentive, severance or similar Existing Contract for the benefit of any of its employees or other service providers (or taken any such action with respect to any Benefit Plan);
          (i) Have not paid, discharged or satisfied any Liability other than the payment, discharge or satisfaction of Liabilities incurred in the Ordinary Course of Business;
          (j) Have not prepaid any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred, or not paid when due, any account payable, or sought the extension of the payment date of any account payable;
          (k) Have not permitted or allowed any of its assets or properties to be subjected to any Liens;
          (l) Have not written off as uncollectible any notes or accounts receivable in excess of Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate;
          (m) Have not canceled any debts or waived any claims or rights other than in the Ordinary Course of Business; or
          (n) Have not made any commitment or agreement to do any of the foregoing.
     4.9 Taxes.
          (a) Except as set forth on Schedule 4.9(a), all material federal, state, local and foreign Tax Returns required to be filed by, or with respect to, the Company or any of its Subsidiaries have been timely filed when due (taking into account all valid extensions of due dates) and all such Tax Returns are true, correct and complete in all material respects. All Taxes, whether or not shown to be due and payable on any Tax Returns, owed by, or with respect to, each of the Company and its Subsidiaries, on or before the date hereof, have been timely paid in full.
          (b) The Company and its Subsidiaries have complied in all respects with all Applicable Law and agreements relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by Applicable Law and agreements, withheld and paid over to the proper Governmental Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any past or present employee, independent contractor, creditor, member, consultant, shareholder or other third party.
          (c) Except as set forth on Schedule 4.9(c): (i) no deficiencies for any federal, state, local or foreign Taxes have been asserted or assessed in writing against the Company or any of its Subsidiaries that remain unpaid or unresolved; (ii) no Tax Proceeding relating to the Company or any of its Subsidiaries is currently pending or is threatened; (iii) no issue has been raised by a Governmental Authority in any prior Tax Proceeding which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent period; and (iv) any adjustment of Taxes of the Company or any of its Subsidiaries made by the Internal Revenue Service which adjustment is required to be reported to the appropriate state, local or foreign Governmental Authority has been so reported.
          (d) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax Sharing Agreement. Neither the Company nor any of its Subsidiaries has been a member of an Affiliated group filing a consolidated federal Income Tax Return (other than the current consolidated group) or a combined, consolidated, unitary or other Affiliated group for state, local or foreign Tax purposes, and neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person as a transferee or successor.
          (e) Neither the Company nor any of its Subsidiaries has engaged in any “listed transactions” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations. The Company and its Subsidiaries have disclosed on their federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (f) Neither the Company nor any of its Subsidiaries has agreed, or is required or has requested, to make any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise, which adjustment would result in an income inclusion, or disallowance of deductions, under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Law) in a Post-Closing Tax Period.
          (g) No closing agreement is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to the Company or any of its Subsidiaries and there are no Tax rulings or requests for Tax rulings or closing agreements that could affect the liability for Taxes of the Company or any of its Subsidiaries after the Closing Date.
          (h) Except as set forth on Schedule 4.9(h), no waivers of statutes of limitation are in effect in respect of any Taxes and neither the Company nor any of its Subsidiaries has agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.
          (i) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a transaction that qualifies or was intended to qualify as a Tax-free transaction under Section 355 of the Code.
          (j) Neither the Company nor any of its Subsidiaries will be required to include amounts in income, or exclude items of deduction, after the Closing Date as a result of (i) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising or occurring on or prior to the Closing Date, (ii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iii) the application of the long-term method of accounting on or prior to the Closing Date, (iv) any agreement with a Governmental Authority entered into on or prior to the Closing Date, or (v) the receipt of prepaid amounts on or prior to the Closing Date.
          (k) None of the Subsidiaries is a foreign corporation for federal income Tax purposes.
          (l) Neither the Company nor any of its Subsidiaries is a party to or is member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.
          (m) Schedule 4.9(m) lists all jurisdictions (whether foreign or domestic) in which the each of the Company and its Subsidiaries pay Taxes and the nature of the Taxes paid by each of the Company and its Subsidiaries. No claim has ever been made by a Governmental Authority in a jurisdiction where neither the Company nor its Subsidiaries files Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction nor is there a reasonable basis for any such claim.
          (n) The Company has delivered to Buyer true, correct and complete copies of all Income Tax Returns for the last three years, and examination reports, and statements of deficiencies assessed against or agreed to by, or with respect to, each of the Companies and its Subsidiaries with respect to such Taxes for the last five taxable years.
          (o) Except as set forth on Schedule 4.9(o), no power of attorney, which is currently in effect, has been granted with respect to any matter relating to Taxes of the Company or any of its Subsidiaries.
          (p) Neither the Company nor any of its Subsidiaries has any corporate acquisition indebtedness as described in Section 279 of the Code.
          (q) Since December 31, 2006, neither the Company nor any of its Subsidiaries has (i) made, rescinded or changed any material Tax election or adopted or changed any method of accounting, (ii) entered into any settlement of or compromise of any Tax liability in excess of Twenty-Five Thousand Dollars ($25,000), (iii)

changed any annual accounting period, (iv) entered into a closing agreement, (v) surrendered any right to any material Tax refund or (vi) filed any amended Tax return or refund claim with respect to any material Tax.
          (r) The reserve for unpaid Taxes in the Latest Balance Sheet (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax income) is a full and adequate reflection of all accrued and unpaid Taxes of the Company and its Subsidiaries as of December 31, 2007. Since December 31, 2007, neither the Company nor any of its Subsidiaries has incurred or accrued any liability for Taxes of any nature (whether matured, unmatured, fixed or contingent) except for those Taxes incurred or accrued in the ordinary course of business.
          (s) No Seller is a “foreign person” as that term is defined in Section 1445(f)(3) of the Code. Neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
     4.10 Intellectual Property.
          (a) All of the Company Technology (including, without limitation, the Registered Intellectual Property), is owned by the Company or its Subsidiaries free and clear of all Liens or licensed to the Company or its Subsidiaries pursuant to the Intellectual Property Licenses set forth in Schedule 4.10(d), without payment of royalty with respect to any of them.
          (b) To the Company’s Knowledge, there are no infringements of the Company Technology by any third party. In addition, the conduct of the Business as currently conducted does not infringe any Intellectual Property of a third party.
          (c) Schedule 4.10(c) sets forth a true and complete list of each registration of or application for registration of Intellectual Property which has been issued to or filed by the Company, its Subsidiaries or their predecessors or to a third party on behalf of the Company, its Subsidiaries or their predecessors (collectively, the “Registered Intellectual Property”) and identifies the applicable jurisdiction, status, application or registration number, date of application, registration or issuance and all upcoming due dates and filing deadlines up to and including the date that is twelve (12) months from the date hereof, as applicable. All Registered Intellectual Property is owned by the Company free and clear of any Liens.
          (d) Schedule 4.10(d) sets forth a true and complete list of (i) all licenses, sublicenses and other agreements, permissions or arrangements to which the Company, its Subsidiaries or their predecessors is a party and pursuant to which any Person is authorized to have access to, or use of, any Company Technology, or to exercise any other right with regard thereto (the “Company Licenses”) and (ii) all items of Company Technology that any third party owns and that the Company, its Subsidiaries or their predecessors use or is authorized to use pursuant to license, sublicense or other agreement, permission or arrangement (together with the Company Licenses set forth in clause (i), the “Intellectual Property Licenses”). Each of the Intellectual Property Licenses is a legal, valid and binding obligation of the Company or its Subsidiaries and the relevant other parties thereto, enforceable in accordance with its terms; to the Company’s Knowledge, no party to such Intellectual Property License is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination thereunder; and no notice of default with respect to any such Intellectual Property License has been sent or received by the Company.
          (e) The execution and delivery of this Agreement and performance of the obligations of the Sellers and the Company hereunder and under the other Operative Documents will not result in a default under or require the consent of any other Person in respect of any Intellectual Property License, or otherwise result in a loss or diminution of any rights of the Company or its Subsidiaries in or to the Company Technology.
          (f) The Company, its Subsidiaries and their predecessors have taken all reasonable measures to protect the secrecy, confidentiality and value of the Company Technology, including, without limitation, requiring all key employees with access to the Company Technology to execute confidentiality agreements, substantially in the form set forth on Schedule 4.10(f), and, to the Company’s Knowledge, no such employee is in breach of or has within the past five (5) years violated any material term of any such confidentiality agreement.
          (g) The Company, its Subsidiaries and their predecessors have secured valid and binding written assignments substantially in the form set forth on Schedule 4.10(g), from all employees, consultants, contractors and other Persons (if any) who have contributed to the creation or development of any Intellectual Property on behalf of the Company, its Subsidiaries or their predecessors, of all rights to such contributions that the Company, its Subsidiaries or their predecessors do not already own by operation of law.
          (h) No current or former employee, consultant or contractor of the Company, its Subsidiaries or their predecessors has any interest in any Company Technology, and no claim asserting such an interest has been made or, to the Company’s Knowledge, threatened by any such employee, consultant or contractor against the Company, its Subsidiaries or their predecessors.
     4.11 Litigation, Etc. Except as set forth on Schedule 4.11, there are no Proceedings in respect of the Company or any of its Subsidiaries, (a) pending at any time during the five (5) years prior to the date of this Agreement or, to the Company’s Knowledge, currently threatened, whether at law or in equity, or before or by any Governmental Authority against the Company or any of its Subsidiaries, or otherwise involving any products, assets, liabilities, properties or actions of or sold by the Company or any of its Subsidiaries, or (b) pending or, to the Company’s Knowledge, currently threatened against any Seller, officer, director or employee of the Company or any of its Subsidiaries in connection with the officer’s, director’s or employee’s relationship with, or actions taken on behalf of the Company or its Subsidiaries. Except as set forth on Schedule 4.11, there are no pending judgments, decrees, injunctions or Orders, or arbitration awards against or affecting the Company or any of its Subsidiaries.
     4.12 Employees; Labor Matters. Schedule 4.12 sets forth a true and complete list of each executive and manager of the Company and its Subsidiaries with the job title, location of service, date of commencement of service, 2007 base compensation and target bonus, and anticipated 2008 base compensation and target bonus for each such executive and manager. To the Company’s Knowledge, no such executive or manager has any present intention to terminate his or her employment with the Company or its Subsidiaries, as applicable. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries. No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, been threatened or, to the Company’s Knowledge, is anticipated with respect to any employee of the Company or any of its Subsidiaries. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the Company’s Knowledge, anticipated with respect to any employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder. There have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company or any of its Subsidiaries at any time during the past four years and, to the Company’s Knowledge, no facts exist that could reasonably be expected to give rise to such claims or actions. To the Company’s Knowledge, no employees of the Company or any of its Subsidiaries are in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

     4.13 Benefit Plans.
          (a) Schedule 4.13(a) sets forth a true and complete list of all Benefit Plans. No Benefit Plan is mandated by a government other than the United States or is subject to the laws of a jurisdiction outside of the United States.
          (b) The Company has delivered to Buyer: (i) copies of all material documents setting forth the terms of each Benefit Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Benefit Plans; (iv) the most recent summary plan description, if any, required under ERISA with respect to each Benefit Plan; (v) all material written contracts, instruments or agreements relating to each Benefit Plan, including administrative service agreements and group insurance contracts; (vi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Benefit Plan intended to be qualified under Section 401(a) of the Code; and (vii) all filings under the Internal Revenue Services’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.
          (c) None of the Company, its Subsidiaries, any ERISA Affiliate or any of their respective predecessors has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any Liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code) or any “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 or 4069 of ERISA.
          (d) With respect to each of the Benefit Plans: (i) each Benefit Plan intended to qualify under Section 401(a) of the Code is qualified and has received a determination letter from the Internal Revenue Service upon which it may rely regarding its qualified status under the Code for all statutory and regulatory changes with respect to plan qualification requirements for which the Internal Revenue Service will issue such a letter and nothing has occurred, whether by action or by failure to act, that caused or could cause the loss of such qualification or the imposition of any penalty or Tax Liability; (ii) all payments required by each Benefit Plan, any collective bargaining agreement or other agreement, or by Applicable Law (including, without limitation, all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of each of the Benefit Plans, Applicable Law and GAAP; (iii) no proceeding has been threatened, asserted, instituted or, to the Company’s Knowledge, is anticipated against any of the Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof, any ERISA Affiliate, any employee, officer, director, shareholder or other service provider of the Company or its Subsidiaries (whether current, former or retired), or any of the assets of any trust of any of the Benefit Plans; (iv) each Benefit Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and Applicable Law, including, without limitation, ERISA and the Code; (v) neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any third party, has engaged in a non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, with respect to the Benefit Plans and no such “prohibited transaction” with respect to the Benefit Plans is reasonably expected to occur as a result of any action or inaction by the Company, its Subsidiaries or, to the Company’s Knowledge, any third party; (vi) no Benefit Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, Department of Labor or any other Governmental Authority, and no such completed audit, if any, has resulted in the imposition of any Tax or penalty; (vii) with respect to each Benefit Plan that is funded mostly or partially through an insurance policy, none of the Company, its Subsidiaries or any ERISA Affiliate has any Liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such Liability with respect to periods through the Closing; and (viii) no Benefit Plan provides post-retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA.

          (e) The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, including a termination of any employee, officer, director, shareholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries, will not give rise to any Liability under any Benefit Plan, including, without limitation, Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, shareholder or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries. No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any employee, officer, director, shareholder or other service provider of the Company or its Subsidiaries under any Benefit Plan or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation on or after the Closing for any Taxes imposed under Section 4999 or 409A of the Code.
          (f) None of the Company, its Subsidiaries, any ERISA Affiliate, or any employee, officer, director, shareholder or other service provider of the Company or any of its Subsidiaries has made any promises or commitments, whether legally binding or not, to create any additional Benefit Plan, agreement or arrangement, or to modify or change in any material way any existing Benefit Plan.
          (g) Neither the Company nor any of its Subsidiaries has unfunded liabilities pursuant to any Benefit Plan that is not intended to be qualified under Section 401(a) of the Code and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan. Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof. Each Employee Option (i) has an exercise price at least equal to the fair market value of the Company’s Common Stock on a date no earlier than the date of the corporate action authorizing the grant, (ii) no Employee Option has had its exercise date or grant date delayed or “back-dated,” and (iii) all Employee Options have been issued in compliance with all Applicable Laws and properly accounted for in all material respects in accordance with GAAP.
          (h) Any individual who performs services for the Company or any of its Subsidiaries and who is not treated as an employee for federal income tax purposes by the Company or its Subsidiaries is not an employee under Applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Benefit Plan purposes. The Company and its Subsidiaries have no Liability by reason of an individual who performs or performed services for the Company or its Subsidiaries in any capacity being improperly excluded from participating in a Benefit Plan. Each employee of the Company and its Subsidiaries has been properly classified as “exempt” or “non-exempt” under Applicable Law.
     4.14 Contracts.
          (a) Schedule 4.14(a) lists the following contracts, agreements, or arrangements (whether written or oral) to which the Company or one of its Subsidiaries is a party or which relate to the Business: (i) any agreement (or group of related agreements) for the lease of real or personal property to or from any Person; (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than three (3) months, result in a loss, or involve consideration in excess of $50,000; (iii) any agreement binding on the Company, any of its Subsidiaries, or any of their respective employees, officers or directors concerning confidentiality or nondisclosure; (iv) any agreement which prohibits or restricts the Company or any of its Subsidiaries from freely engaging in business (including the Business) anywhere in the world; (v) any collective bargaining agreement applicable to the Company or any of its Subsidiaries; (vi) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation (whether in base salary, commission or bonus) in excess of $50,000 or providing severance benefits; (vii) any contract relating to Indebtedness, if any, of the Company or any of its Subsidiaries; (viii) any guaranty or undertaking to be liable for the Indebtedness of others; (ix) any agreement under which the consequences of a default or termination could result in a cost or Liability to the Company or its Subsidiaries in excess of $50,000; (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 per annum for the Company or any of its Subsidiaries; (xi) any agreement relating to ownership of or investments in any Person (including investments in joint ventures and minority equity investments); (xii) all agreements relating to the licensing of Intellectual Property by the Company or any of its Subsidiaries to a third party or by a third party to the Company or any of its Subsidiaries and all other agreements affecting the Company’s or any of its Subsidiaries ability to use or disclose any Intellectual Property; (xiii) all software maintenance and support contracts; and (xiv) all other agreements which are material to the Company or any of its Subsidiaries, or which are required for the continued operation of the Business in the Ordinary Course of Business.
          (b) The Company has delivered to Buyer an accurate and complete copy of each written agreement and a written summary setting forth the terms and conditions of each oral agreement listed on Schedule 4.14(a). With respect to each such agreement: (i) the agreement is in full force and effect; (ii) the agreement will continue to be legal, valid, binding, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) except as set forth on Schedule 4.14(b), neither the Company nor any of its Subsidiaries is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; (iv) except as set forth on Schedule 4.14(b), the other party to such agreement is not in breach or default, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the agreement; and (v) no party has repudiated any provision of the agreement or given notice that the agreement has terminated or will be terminating.
          (c) Except as set forth on Schedule 4.14(c), no consent or notice of any third party is required under any Existing Contract for the consummation of the transactions contemplated hereby.
     4.15 Real Property.
          (a) Neither the Company nor any of its Subsidiaries owns any real property. Schedule 4.15(a) sets forth an accurate and complete list of all leases, subleases, licenses, concessions and other agreements (written or oral) (the “Leases”), pursuant to which the Company or its Subsidiaries holds a leasehold or subleasehold estate in, or is granted a license, concession, or other right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business. The Company has delivered to Buyer an accurate and complete copy of each of the Leases (including any and all amendments thereof), and in the case of any oral Lease, a written summary of the terms of such Lease. The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all Leases to which it is a party. All improvements made by or on behalf of the Company and its Subsidiaries on the real property leased by them have been made or performed in accordance with all Applicable Laws. All portions of those buildings and structures leased by the Company or the Subsidiaries are in good condition of maintenance and repair and are adequate, sufficient and suitable for their present uses and purposes.
          (b) Except as set forth on Schedule 4.15(b), with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (iv) neither the Company nor any of its Subsidiaries have received notice that a security deposit or portion thereof has been deposited with respect to such Lease or has been applied in respect of a breach or default under such Lease which has not been re-deposited in full; (v) there are no disputes with respect to such Lease; and (vi) neither the Company nor any of its Subsidiaries have assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein.
     4.16 Compliance with Laws. Except as set forth on Schedule 4.16, the Company, each of its Subsidiaries and all operations relating to the Business have been and are in compliance in all material respects with all Applicable Laws to its business or operations. To the Company’s Knowledge, there is no pending or anticipated change in any Applicable Laws that if enacted would be reasonably likely to adversely affect the Company, any of its Subsidiaries or any of their assets, properties or operations. Without limiting the generality of the foregoing, there is not and never has been any Environmental Condition: (i) at the premises at which the Business has been conducted by the Company, any of its Subsidiaries or any of their predecessors, (ii) (A) at any property owned, leased, occupied or operated at any time by the Company or any of its Subsidiaries or (B) at any property owned, leased, occupied or operated at any time by any Person controlled by the Company, any of its Subsidiaries or any predecessor of any of them in connection with the Business, or (iii) at any property at which wastes have been deposited or disposed by, from or at the behest or direction of any of the foregoing in connection with the Business. The Company and its Subsidiaries have never received written notice of any such Environmental Condition.
     4.17 Insurance. The Company has delivered to Buyer accurate and complete copies or schedules of all policies of insurance covering occurrences or claims made on or prior to the date hereof and maintained by the Company or its Subsidiaries. All of the Company’s and its Subsidiaries’ insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any of such insurance policies and all billings for premiums with respect to such insurance have been paid. Except as set forth on Schedule 4.17, neither the Company nor any of its Subsidiaries have any self-insurance or co-insurance programs.
     4.18 Permits. Schedule 4.18 sets forth an accurate and complete list of all Permits which the Company and its Subsidiaries presently hold, and the Company and its Subsidiaries are in full compliance with all terms and conditions thereof. Such Permits are in full force and effect, free from violations, and the assets and properties of the Company and its Subsidiaries are being used in accordance with all such Permits. To the Company’s Knowledge, the Company and its Subsidiaries have all Permits necessary to operate the Business on the real property leased or subleased by it. No suspension or cancellation of any of the Company’s or its Subsidiaries’ Permits is pending or, to the Company’s Knowledge, threatened.
     4.19 Brokers. Except as set forth on Schedule 4.19, no agent, broker, investment banker, person or firm acting on behalf of the Company, any of the Company’s Affiliates or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from any of the parties to this Agreement in connection with any of the transactions contemplated by this Agreement.
     4.20 Customer Contracts. None of the obligations of any of the customers of the Company or its Subsidiaries are subject to any valid rights of offset, on account of events occurring prior to Closing. Neither the Company nor any of its Subsidiaries have notice of any customer either planning to terminate any of its contracts with the Company or any of its Subsidiaries, or requesting an audit as relates to any of its contracts with the Company or its Subsidiaries. Except as set forth on Schedule 4.20, none of the Company’s customers has made, or has threatened, any material claim against the Company or its Subsidiaries.
     4.21 Customers and Suppliers. The Company has provided Buyer with an accurate and complete list of the names of all material customers and material suppliers of the Company and its Subsidiaries (on a consolidated basis by dollar volume of sales to such customers) for the twelve month period immediately preceding the date of this Agreement. Except as set forth on Schedule 4.21, neither the Company nor any of its Subsidiaries have received any indication from any material customer of the Company or its Subsidiaries to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company or its Subsidiaries, or Buyer (whether as a result of the consummation of the transactions contemplated hereby or otherwise), and there are no disputes with any material customer of the Company or its Subsidiaries. Except as set forth on Schedule 4.21, neither the Company nor any of its Subsidiaries have received any indication from any material supplier of the Company or its Subsidiaries to the effect that such supplier (i) is planning to implement any material price changes other than in the ordinary course of business or will stop or (ii) is terminating, canceling or threatening to terminate or cancel any commitments, contracts or arrangements with the Company, and there are no disputes with any material supplier of the Company or its Subsidiaries.
     4.22 Accounts Receivable. Each accounts and notes receivable (whether current or non-current) of the Company and its Subsidiaries, including trade account receivables outstanding as of the Closing Date and any other rights to receive payment in respect of services and/or sales by the Company and its Subsidiaries prior to the Closing Date, constitutes a bona fide receivable resulting from a bona fide sale to a customer in the Ordinary Course of Business on commercially reasonable terms and is not subject to any valid counterclaim or setoff.
     4.23 Banking Information. Schedule 4.23 accurately lists the names and addresses of every bank or other financial institution in which the Company or any Subsidiary maintains an account or in which an account is maintained for the benefit of the Company or any Subsidiary (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto.
     4.24 Unlawful Payments. The Company and its Subsidiaries have not, and no officer, member, manager, agent, employee or other Person acting on their behalf has, in the course of his or her actions for or on behalf of the Company or any Subsidiary, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment to any Person.
     4.25 Affiliate Transactions. Except as set forth on Schedule 4.25 or those between the Company and any of its wholly-owned Subsidiaries or between or among the Company’s wholly-owned Subsidiaries, there are no agreements, commitments or other transactions between the Company or any of its Subsidiaries, on the one hand, and any officer, director, equity holder (including any of the Sellers), any respective family member of any of the foregoing, Affiliate of the Company or any of its Subsidiaries, on the other hand.
     4.26 Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the Schedules) or any Operative Document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Buyer or its representatives by the Company contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. The Company has provided Buyer with accurate and complete copies of all documents listed or described in the Schedules hereto.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     Each Seller (solely as to such Seller and not as to any other Seller) represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:
     5.1 Authority; Binding Agreements. Seller has the requisite capacity, power and authority to execute and deliver this Agreement and the Operative Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and the Operative Documents to which Seller is a party have been, or will be, duly executed and delivered by Seller and constitute, and will constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.
     5.2 Conflicts, Consents. Neither the execution, delivery or performance by Seller of this Agreement, nor any of the other Operative Documents to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby will (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which Seller is a party or by which any of Seller’s properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Seller, or any of Seller’s properties or assets.

     5.3 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Seller, threatened against Seller that could reasonably be expected to adversely affect Seller’s performance under this Agreement or prevent or materially delay the Closing. Seller is not subject to any outstanding order, writ, injunction or decree that could materially and adversely affect Seller’s performance under this Agreement.
     5.4 Title. Seller owns, of record and beneficially, as of the date hereof and will own, of record and beneficially, immediately prior to the Closing, the number of Shares as are set forth next to Seller’s name on Schedule 4.4(b). Except as set forth on Schedule 4.4(b), there are no outstanding shares of Common Stock or any other rights or other commitments entitling Seller to purchase or acquire any shares of capital stock of the Company or any security convertible into or exchangeable for shares of capital stock of the Company, nor has Seller entered into any agreement with respect to any of the foregoing. There are no irrevocable proxies and no voting agreements to which Seller is a party with respect to any shares of the capital stock or other voting securities of the Company held by Seller.
     5.5 Investment Representations.
          (a) Seller is acquiring the Restricted Shares for investment for his own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and Seller has no present intention of selling, granting participation in, or otherwise distributing the same. Seller has no contract, undertaking, agreement, or arrangement with any Person to sell, transfer or grant participations to such Person, or to any third party, with respect to any of the Restricted Shares to be acquired by Seller.
          (b) Seller understands that the Restricted Shares have not been registered under the Securities Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that Buyer’s reliance on such exemption is predicated in part on the representations set forth herein.
          (c) Seller represents that he is an “accredited investor,” as defined under Regulation D of the Securities Act, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his purchase of the Restricted Shares, and has the ability to bear the economic risks of such purchase.
          (d) Seller has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, Representatives of the Buyer concerning the terms and conditions of the issuance of the Restricted Shares pursuant to the terms of this Agreement and the merits and risks of investing in the Restricted Shares; (ii) access to information about Buyer and Buyer’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, including the SEC Reports; and (ii) the opportunity to obtain such additional information that Buyer possesses or can acquire without unreasonable effort or expense that is necessary for Seller to make an informed investment decision with respect to such investment.
          (e) Since November 1, 2007 Seller has not, directly or indirectly, nor has any Person acting at Seller’s direction, engaged in any transactions in the securities of Buyer (including, without limitation, any “short sales” as defined in Rule 3b-3 of the Securities Exchange Act of 1934, as amended, or any direct or indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps and similar arrangements (including on a total return basis), or any sales or other transactions through non-US broker dealers or foreign regulated brokers having the effect of hedging securities of Buyer).
     5.6 Accuracy of Information Furnished. No representation, statement, or information contained in this Agreement (including the Schedules) or delivered pursuant hereto or made available or furnished to Buyer or its representatives by Seller contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading.

     5.7 Agreement for Arbitration and Split of Pro Rata Shares The Company has provided to Buyer an accurate and complete copy of the Sellers’ Agreement for Arbitration and Pro Rata Splits” between Sellers dated June 9, 2008 executed and delivered among Sellers previously and represents that such agreement shall be in full force and effect at and as of the Closing, without amendment or modification.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to the Sellers and the Company, as of the date hereof and as of the Closing Date, as follows:
     6.1 Organization and Power. Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
     6.2 Authority; Binding Agreements. The execution and delivery of this Agreement and the other Operative Documents to which Buyer is a party and the consummation of the transactions contemplated by this Agreement and the other Operative Documents to which it is a party have been duly and validly authorized by all necessary entity action on the part of Buyer. Buyer has all requisite corporate power and authority to enter into this Agreement and the other Operative Documents to which it is a party and to consummate the transactions contemplated by this Agreement and the other Operative Documents to which it is a party. This Agreement and the other Operative Documents to which it is a party have been, or upon execution and delivery thereof will be, duly executed and delivered by Buyer. This Agreement is, and the other Operative Documents to which it is a party upon the execution and delivery thereof will be, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.
     6.3 Conflicts; Consents. The execution and delivery of this Agreement, the Operative Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and compliance by Buyer with the provisions of this Agreement and the other Operative Documents to which it is a party, do not and will not (a) conflict with or result in a breach of the certificate of incorporation or bylaws of Buyer, (b) constitute a breach of, or default (whether with notice or lapse of time, or both) under, or, result in the termination or cancellation of or acceleration of the performance required by, or require any consent, authorization or approval under, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets, are bound or affected, or (c) violate any law, statute, rule or regulation or order, writ, injunction or decree applicable to Buyer or its properties or assets. No consent or approval by, or any notification of or filing with, any Person is required in connection with the execution, delivery and performance by Buyer of this Agreement, the other Operative Documents to which it is a party or the consummation of the transactions contemplated by this Agreement or the other Operative Documents to which it is a party.
     6.4 Restricted Shares. As of the Closing, the Restricted Shares shall have been duly authorized by all required action on the part of Buyer. The Restricted Shares, when issued in accordance with this Agreement, will be duly issued and free and clear of all encumbrances. Assuming the representations and warranties of the Sellers contained in Sections 5.5 are true and correct, the issuance by Buyer of the Restricted Shares to be issued to the Sellers pursuant to this Agreement is exempt from registration under the Securities Act.
     6.5 Litigation, Etc. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to adversely affect Buyer’s performance under this Agreement or prevent or materially delay the Closing. Buyer is not subject to any outstanding order, writ, injunction or decree that would reasonably be expected to affect Buyer’s performance under this Agreement.

     6.6 Brokers. Buyer has no liability or obligation to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.
ARTICLE VII
ADDITIONAL AGREEMENTS AND COVENANTS
     7.1 Expenses. The Sellers shall bear their (and the Company’s) costs, fees and expenses, including attorney, investment banker, broker, accountant and other Representative and consultant fees, incurred in connection with the execution and negotiation of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby (the “Sellers’ Transaction Expenses”). All of the Sellers’ Transaction Expenses shall have been paid as of the Closing and shall be sole responsibility of the Sellers. Buyer shall bear its own costs, fees and expenses, including attorney, investment banker, broker, accountant and other Representative and consultant fees, incurred in connection with the execution and negotiation of this Agreement and the other Operative Documents and the consummation of the transactions contemplated hereby and thereby.
     7.2 Conduct of Business Pending Closing.
          (a) From the date of this Agreement until the Closing Date, except as otherwise expressly consented to in advance by Buyer in writing, the Company shall, and the Sellers shall cause the Company and each of its Subsidiaries to (i) not sell, transfer or otherwise dispose of any of its assets except the sale of goods and services in the Ordinary Course of Business, (ii) maintain in the Ordinary Course of Business the operations of the Company and its Subsidiaries prior to the Closing Date and shall conduct and operate the Company and its Subsidiaries in the Ordinary Course of Business (including timely payment of accounts payable, purchase of inventory, performance of all necessary maintenance and repairs, making capital expenditures and collection of accounts receivable), (iii) take all necessary measures to preserve and maintain in good repair and condition all of its assets and properties, (iv) not enter into, modify or negotiate the terms of any material contracts, including, without limitation, the Leases, (v) not take any action to amend the articles of incorporation, bylaws or other constitutive documents of the Company or its Subsidiaries, (vi) not issue, sell or otherwise dispose of any of its authorized but unissued capital stock, redeem any issued and outstanding capital stock of the Company or its Subsidiaries or issue any option to acquire capital stock of the Company or its Subsidiaries or any securities convertible into or exchangeable for capital stock of the Company or its Subsidiaries, (vii) not declare or pay any dividend or make any other distribution in cash or property on the Company’s capital stock, (viii) not, directly or indirectly, cause or permit any state of affairs, action or omission that constitutes, or could lead to, a Material Adverse Change, (ix) preserve intact the Business, to keep available the services of its current employees and agents and to maintain its relations and good will with its suppliers, customers, distributors and any others with whom or with which it has business relations, (x) not enter into any employment contract with any officer or employee, modify the terms of any existing employment contract or make any loan to or enter into any transaction of any other nature with any of the Company’s or its Subsidiaries’ officers or employees or other service providers, (xi) not commit to pay any bonus, pension, retirement allowance, severance, or termination pay or grant any equity compensation or any increase in base compensation or employee benefits to its employees outside of the Ordinary Course of Business, (xii) not enter into, adopt, amend, modify or terminate any bonus, profit sharing, incentive, severance or similar Existing Contract for the benefit of any of its employees or other service providers (or take any such action with respect to any Benefit Plan, except as may be required to ensure such Benefit Plan’s compliance with Applicable Law), (xiii) hire any new employees, except in the Ordinary Course of Business with respect to employees with an annual base salary and incentive compensation opportunity not to exceed $100,000, (xiv) maintain and not allow to lapse or become abandoned or grant any exclusive rights in and to any Company Intellectual Property, (xv) provide Buyer with an update of any material developments regarding its relationship with any top-ten customer of the Company or its Subsidiaries, (xvi) maintain in effect all material insurance policies, including the payment of all premiums as they become due, (xvii) not make any Tax election or rescind or change any Tax election or adopt or change any method of accounting, not enter into any settlement of or compromise any material Tax liability, not change any annual Tax accounting period, not enter into a closing agreement for any Tax, not surrender any right to any Tax refund, not file any amended Tax Return or refund claim with respect to any Tax, or not prepare any Tax Return that is filed before the Closing Date in a manner inconsistent with prior practices applicable to the preparation of such Tax Returns and (xvii) not take any action inconsistent with this Agreement or with the consummation of the Closing.
          (b) The Sellers’ Representative and Buyer shall (i) confer on a regular basis with each other, (ii) report (to the extent permitted by Applicable Law and any applicable confidentiality agreement) to each other on operational matters of the Company and its Subsidiaries and (iii) promptly advise each other orally and in writing of (A) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect such that the conditions set forth in Section 8.1(c) or Section 8.2(a) would not be satisfied, (B) the failure by either to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement, (C) any change, event or circumstance that would reasonably be expected to have a Material Adverse Effect or on a party’s ability to consummate transactions contemplated hereby in a timely manner, (D) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (E) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated hereby or (F) the commencement of any Proceeding or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to ARTICLE IV or which relates to the consummation of the transactions contemplated hereby; provided that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
     7.3 Access and Information. From the date of this Agreement until the first to occur of the Closing Date or the termination of this Agreement, the Company shall permit Buyer and its Representatives to make all investigations and inspections of the Company and its Subsidiaries, the books and records of the Company and its Subsidiaries and all other documents and information requested by Buyer related to the Company or its Subsidiaries, and to make copies of such information as Buyer reasonably deems necessary. This access and investigation shall be made upon reasonable notice and at reasonable places and times. No investigation or inspection pursuant to this Section 7.3 shall in any way affect or diminish any of the representations or warranties made by any party in this Agreement or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement.
     7.4 Public Announcements. Buyer may issue a press release or other announcement of this Agreement, the other Operative Documents and the transactions contemplated hereby and thereby in such form as shall be determined by Buyer in its sole discretion, provided that Buyer shall provide the Sellers’ Representative with the contents of any such press release and a reasonable opportunity to comment thereon prior to its public release, except to the extent that a requirement of any Applicable Law renders it impracticable to consult with Sellers’ Representative in advance of such release. None of the Company, its Subsidiaries, the Sellers or their respective Affiliates, officers, members, employees or agents shall issue or cause the issuance or the publication of any press release or any other public statement or announcement with respect to this Agreement, the other Operative Documents or the transactions contemplated hereby or thereby, without the prior review and written consent of Buyer in each specific instance.
     7.5 Exclusivity. Between the date hereof and the Closing Date, neither the Company, its Subsidiaries, nor the Sellers shall, nor shall they permit any of their respective officers, directors, Affiliates, agents or representatives to, directly or indirectly, (a) solicit, initiate or encourage inquiries or proposals or conduct or engage in any discussions or negotiations to enter into any agreement or understanding, with any other person or entity relating to a merger, business combination, recapitalization or similar corporate event involving the Company or its Subsidiaries, or relating to the sale of any of the capital stock of the Company or any material portion of the assets of the Company or its Subsidiaries or (b) disclose any nonpublic information relating to the Company or its Subsidiaries, or afford access to the properties or the books and records of the Company or its Subsidiaries, to any other person or entity that may be considering any such transaction. The Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer of its receipt of any inquiries or proposals regarding any such transaction.

     7.6 Fulfillment of Conditions. Each party shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each of the conditions to the obligations to the other parties in this Agreement.
     7.7 Covenant Not to Compete by Majority Shareholder. As a material inducement to cause Buyer to enter into this Agreement, the Majority Shareholder agrees that for a period of two (2) years from and after the Closing Date, he will not engage, whether as an officer, director, consultant, advisor, agent, employee, partner, member, shareholder, participant, owner, lender, guarantor, investor or otherwise, in the United States, directly or indirectly in a Competing Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.7 is invalid or unenforceable, the Majority Shareholder and Buyer agree that this Section 7.7 shall automatically be deemed modified to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     7.8 Non-Solicitation Covenant by Majority Shareholder. The Majority Shareholder agrees that for a period of two (2) years after the Closing Date, he shall not, directly or indirectly, (a) contact or solicit any customer of the Company or its Subsidiaries for the purpose of (i) diverting or influencing any such customer to purchase any products or services from a Competing Business or (ii) marketing, selling, distributing or providing any product or service that is, or is proposed to be, marketed, sold, distributed or provided by the Company or its Subsidiaries as of the Closing Date (or that was contemplated as of such date); (b) interfere with, disrupt or attempt to disrupt, any present or prospective relationship, contractual or otherwise, between the Company or its Subsidiaries and any vendor, supplier, dealer, distributor, customer, employee, consultant or other Person having business dealings with the Company or its Subsidiaries; or (c) hire or solicit for employment as an employee or consultant or in any similar capacity any person who is or was an employee or director of, or advisor or consultant to, the Company or any of its Subsidiaries at the time of Closing or at any time during the twelve (12) months preceding the time of Closing, without the written consent of Buyer, until such time as such Person has been separated from the Company or its Subsidiaries for a period of at least one (1) year.
     7.9 Confidential Information. Majority Shareholder agrees that he shall not at any time use or disclose to or for the benefit of any Person other than Buyer, the Company or the Subsidiaries, any information, knowledge or data relating to the Business (including, without limitation, information relating to accounts, financial dealings, transactions, trade secrets, intangibles, customer lists, pricing lists, processes, plans and proposals), whether or not marked or otherwise identified as confidential or secret. The foregoing restrictions shall cease to apply to any Business information, knowledge or data that becomes publicly known without disclosure by Majority Shareholder.
     7.10 Acknowledgments by the Majority Shareholder. The Majority Shareholder acknowledges that, in view of the nature of the Business and the business objectives of Buyer in entering into this Agreement and the transactions contemplated hereby, the restrictions contained in Sections 7.7, 7.8 and 7.9 are reasonably necessary to protect the legitimate business interests of Buyer and that any violation of such restrictions will result in irreparable injury to Buyer, the Company and the Subsidiaries for which damages will not be an adequate remedy. The Majority Shareholder therefore acknowledges that, if any such restrictions are violated, Buyer and/or the Company, the Subsidiaries and any of their Affiliates shall be entitled to preliminary and injunctive relief against the Majority Shareholder as well as to an equitable accounting of earnings, profits and other benefits arising from such violation.
     7.11 Seller Release. Effective as of the Closing, each Seller on behalf of itself and each of its Affiliates hereby releases and forever discharges the Company, each of its Subsidiaries and their respective officers, directors, shareholders and Affiliates, from any and all actions, causes of action, suits, debts, accounts, claims, contracts, demands, agreements, controversies, judgments, obligations, damages and liabilities of any nature whatsoever in law or in equity, whether currently known or unknown, suspected or claimed, whether pursuant to contract, statute or otherwise, in each case, arising out of events occurring on or prior to the Closing; provided, however, that the foregoing release shall specifically not apply to the Company’s obligations under any of the Employment Agreements or the Glick Notes.

     7.12 Transfer of Title. The Sellers shall, at any time from and after the Closing, upon the reasonable request of Buyer and at Buyer’s expense, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to transfer, convey, grant and confirm to and vest in Buyer good title to all of the Shares, free and clear of all Liens.
     7.13 Interim Financial Statements and Reports. As promptly as practicable and in any event no later than thirty (30) days after the end of each calendar month ending after the date hereof and before the Closing Date (other than the last calendar month), the Company will deliver to Buyer true and complete copies of the unaudited balance sheet of the Company and its Subsidiaries and the related statement of profit and losses for the Company and its Subsidiaries as of and for such calendar month and the portion of the fiscal year then ended together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Financial Statements. As promptly as practicable, the Company will also deliver to Buyer true and complete copies of such other regularly-prepared financial statements, reports and analyses as may be prepared by the Company and its Subsidiaries.
     7.14 Legending of Restricted Shares. Each Seller agrees to the imprinting, so long as is required by this Section 7.14, of the following legends on any certificate evidencing Restricted Shares (with such corrections or changes thereto as may be agreed by the Sellers’ Representative and Buyer):
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.”
Certificates evidencing Restricted Shares shall not be required to contain such legend or any other legend (a) following any sale of such Restricted Shares under any registration statement effective under the Securities Act or pursuant to Rule 144 of the Securities Act or (b) if such Restricted Shares are otherwise eligible for sale under Rule 144 of the Securities Act. At such time as a legend is no longer required for any Restricted Shares, Buyer will, upon the request of any Seller and upon delivery by such Seller to Buyer or Buyer’s transfer agent of a legended certificate representing such Restricted Shares and, if reasonably requested by Buyer, a legal opinion reasonably satisfactory to Buyer regarding the removal of such legend, deliver or cause to be delivered to such Seller a certificate representing such Restricted Shares that is free from all restrictive and other legends.
     7.15 WARN Act With respect to all employees of the Company and its Subsidiaries, the Company and/or any of its Subsidiaries shall be responsible for providing any notices required to be given and otherwise complying with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. or the regulations promulgated thereunder (the “WARN Act”) or similar statutes or regulations of any jurisdiction relating to any plant closing or mass layoff (or similar triggering event) caused by the Company or any of its Subsidiaries before the Closing, and Buyer shall have no responsibility or liability under the WARN Act (or any other similar statute or regulation) to Company employees with respect to any such plant closings, mass layoffs and similar events occurring prior to the Closing. Schedule 7.15 contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Schedule 7.15 shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing. Prior to the Closing, the Company agrees to provide any notice required under the WARN Act to any employee of the Company or its Subsidiaries as may be reasonably requested by Buyer in writing, in anticipation of any plant closing or mass layoff anticipated to occur after the Closing.
      7.16 Company 401(k) Plans. If requested by Buyer at least five days prior to the Closing, the Company shall terminate any and all Benefit Plans intended to qualify under Section 401(a) of the Code that include a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code, effective not later than the day immediately preceding the Closing. In the event that Buyer requests that such 401(k) plan(s) be terminated, the Company shall provide Buyer with evidence that such 401(k) plan(s) have been terminated pursuant to resolutions of the Board of Directors of the Company (the form and substance of which shall be subject to review and approval by Buyer) not later than the day immediately preceding the Closing.
     7.17 Release of Debt. On or prior to December 31, 2008, Buyer shall: (i) use commercially reasonable efforts to cause Felber/Glick, LLC, Stephen Glick, John E. O’Rourke and Diana Felber to be released from any and all obligations in connection with that certain General Indemnity Agreement in favor of Arch Insurance Company, dated February 5, 2007; (ii) cause Stephen Glick, Diana Felber, and Felber/Glick, LLC to be released from any and all guarantees and any collateral provided in favor of Wachovia in connection with the Line of Credit, the Term Loan, and/or the new loan agreement and promissory notes that the Company has delivered or is delivering to Wachovia at or near the time of the Closing; (iii) use commercially reasonable efforts to cause Stephen Glick, Diana Felber, and Felber/Glick, LLC to be released from any and all guarantees in favor of LBP Kenton, LLC.
     7.18 Parent Company Guarantee. All other provisions of this Agreement and the other Operative Documents notwithstanding, and solely to and for the benefit of each Seller and Diana Felber and Felber/Glick LLC and each of them and no other, Buyer hereby unconditionally and irrevocably guarantees the Company’s and each of its subsidiaries prompt and faithful payment and performance of the Company’s and each of its subsidiaries present, and future obligations under the following agreements:
          (a) the Employment Agreements;
          (b) the Glick Notes;
          (c) any and all construction surety bonds and bonded construction contracts listed in Schedule 7.18, for which the Sellers or Diana Felber or Felber/Glick LLC or any of them now have, or will in the future have, liabilities in their capacities as indemnitors under the General Agreement of Indemnity with Arch Insurance Company; and
          (d) any and all leases and other contracts or commitments listed in Schedule 7.18, for which the Sellers or Diana Felber or Felber/Glick LLC or any of them now have, or will in the future have, liability to any third parties as guarantors or endorsers or accommodation parties for the Company or any of its subsidiaries.
     7.19 Future Bond Requirements.
          (a) After the Closing, Buyer and the Company agree to use commercially reasonable efforts to obtain construction bonds and bonding capacity for the Company from construction surety bonding companies using such collateral and on such other terms and conditions that will make it unnecessary for Stephen Glick or John O’Rourke to continue to provide any guarantees, agreements of indemnity, or collateral in support of the Company’s bonds or bonding capacity (“General Agreements of Indemnity”).
          (b) To the extent, if any, that the Company’s construction surety bonding companies require General Agreements of Indemnity from Stephen Glick or John O’Rourke as a condition to the issuance of construction surety bonds for the Company or the execution of bonded construction contracts by the Company, Stephen Glick and John O’Rourke agree to execute and deliver any and all General Agreements of Indemnity at the Company’s request after the Closing Date. Stephen Glick and John O’Rourke will have no obligation to deliver and execute or leave in place any General Agreements of Indemnity on and after January 1, 2009, provided, however, that all existing General Agreements of Indemnity shall remain in place and in effect as to construction surety bonds that are issued for specific projects before January 1, 2009 in reliance on the General Agreements of Indemnity.
          (c) All other provisions of this Agreement notwithstanding, Buyer agrees to fully defend indemnify, and hold harmless Stephen Glick and John O’Rourke from and against any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees (including, without limitation, reasonable attorneys’, consultants and experts fees and court costs) which result from, arise out of or relate to the General Agreements of Indemnity. Without limiting the generality of the foregoing, the Buyer shall be obligated to fully defend, indemnify and hold harmless Stephen Glick and John O’Rourke against the costs and expenses of defending any action, demand or claim against or affecting Stephen Glick and John O’Rourke, arising out of or relating to the General Agreements of Indemnity, which, if true or successful, would give rise to an indemnifiable claim hereunder, even if such action, demand or claim ultimately proves to be untrue or unfounded.
          (d) After the Closing, Buyer agrees to use commercially reasonable efforts to be a guarantor of each bond that is issued to the Company or its subsidiaries.
     7.20 Delivery of Additional Agreements. Within one (1) week from the Closing Date:
          (a) Buyer shall deliver to each Seller (except for Glick) a duly executed Stock Option Agreement, in the form and for a number of shares acceptable to each Seller; and
          (b) Buyer shall implement and execute a plan to deliver options to certain key employees in accordance with the terms agreed to by Buyer and Sellers’ Representative (the “Key Employee Stock Participation Agreement”).
     7.21 Restricted Shares. Immediately following the Closing Date, the Buyer shall order all certificates evidencing the Restricted Shares to be issued to such Seller from the Buyer’s transfer agent and Buyer shall deliver and issue such certificates immediately upon receipt, in the name of such Seller, free and clear of all encumbrances (other than the restrictions and limitations imposed by this Agreement).
     7.22 Glick Notes. The Buyer agrees that it will not take any action, nor cause the Company to take any action to invalidate or challenge the validity of the Glick Notes. The Buyer agrees that it will cause the Company to repay the Glick Notes in the accordance with the terms of each note.
ARTICLE VIII
CONDITIONS PRECEDENT
     8.1 Conditions to Obligations of Buyer. The obligations of Buyer to perform this Agreement and close the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless (subject to Section 13.7) waived (in whole or in part) in writing by Buyer:
          (a) Approvals. All authorizations, consents, filings and approvals necessary to permit the Company and the Sellers to perform the transactions contemplated by this Agreement and the other Operative Documents shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Buyer, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect.
           (b) Litigation. No action, suit or other proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority.
           (c) Material Adverse Change. There shall not have been any Material Adverse Change.
          (d) Representations, Warranties and Covenants. The representations and warranties of the Company and the Sellers contained in this Agreement shall be accurate and complete in all material respects as of the Closing Date as though made on and as of such date and shall not contain any untrue statement or omit to state any material fact necessary in order to make the statements and information contained herein not misleading (except that such representations and warranties which are qualified as to materiality shall be accurate and complete in all respects), and the Company and the Sellers shall have performed and complied in all respects with all covenants, agreements and conditions required to be performed, satisfied or complied with by them hereunder on or prior to the Closing.
          (e) Accounts. Buyer shall have received evidence that all authorized signatories on accounts, safe deposit boxes, lockboxes and other depositories of funds of the Company and its Subsidiaries at Wachovia, are only Persons designated by Buyer.

          (f) Closing Conditions Certificate. Buyer shall have received a certificate of the President or Chief Financial Officer of the Company, or other duly authorized officer satisfactory to Buyer, certifying that the conditions set forth in Section 8.1(a) through Section 8.1(d) of this Agreement have been met as of the Closing Date.
          (g) Secretary’s Certificate. The Company shall have delivered to Buyer a certificate executed by the Secretary of the Company dated as of the Closing Date, certifying that attached thereto are true and complete copies of (i) the Company’s articles of incorporation, (ii) the Company’s bylaws, (iii) the resolutions of the Sellers authorizing the execution, delivery and performance of this Agreement and the Operative Documents and the consummation of the transactions contemplated hereby and thereby and (iv) a certificate of good standing (or similar certificate) for the Company issued by the Secretary of State of the Commonwealth of Massachusetts. Each Subsidiary shall have delivered to Buyer a certificate executed by the Secretary of the Subsidiary dated as of the Closing Date, certifying that attached thereto are true and complete copies of (i) the Subsidiary’s articles of incorporation or articles of organization, (ii) the Subsidiary’s bylaws or operating agreement and (iii) a certificate of good standing (or similar certificate) for the Subsidiary issued by the applicable Secretary of State.
          (h) FIRPTA Affidavit. The Company and each Seller shall have executed and delivered to Buyer an affidavit dated as of the Closing Date.
          (i) Employment Agreements. Eric DuPont, Kyle Marshall, John O’Rourke and James Smith shall each have entered into an Employment Agreement with the Company that is mutually acceptable to all the parties to the respective agreement, (the “Employment Agreements”), and each such agreement shall be in full force and effect at and as of the Closing, without amendment or modification.
          (j) Resignations. Buyer shall have received resignations, effective as of the Closing Date, of all directors and, to the extent requested by Buyer, any officer, of the Company and its Subsidiaries.
          (k) Stock Certificates. The Sellers shall have delivered to Buyer stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank.
          (l) Legal Opinion. Smith, Currie & Hancock LLP, legal counsel to the Company and the Sellers, shall deliver an opinion to Buyer, dated as of the Closing Date.
          (m) Registration Rights Agreements. Sellers shall each have entered into a Registration Rights Agreement (the “Registration Rights Agreement”), and such agreement shall be in full force and effect at and as of the Closing, without amendment or modification.
          (n) Glick Notes. Felber Glick, LLC shall have accepted the Glick Notes and delivered to Buyer the Company’s original Nonnegotiable Promissory Note dated September 15, 2007 in the original principal amount of $422,390.00 and the Company’s original Commercial Term Promissory Note dated September 15, 2007 in the original principal amount of $1,000,000.00.
          (o) Operative Documents. Buyer shall have received copies of each Operative Document to which it is a party duly executed by each of the other parties thereto.
          (p) Release of Encumbrances. Except as disclosed on Schedule 8.1(p), the Company shall have delivered to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of the termination and release of all recorded outstanding Liens and financing statements on the assets and properties of the Company or any of its Subsidiaries, other than those associated with (i) the Line of Credit (ii) any bond, listed in the disclosure schedules, by Arch Insurance Company or any of its affiliates in favor of the Company or (iii) any agreement, listed in the disclosure schedules, between the Company and Arch Insurance Company or any of its affiliates.
          (q) Company Indebtedness. At the Closing, the Company’s Indebtedness shall not exceed each of: (i) Seven Hundred Thousand Dollars ($700,000) in third-party Indebtedness (other than the Line of

Credit), (ii) One Million Four Hundred Twenty-Two Thousand Three Hundred Ninety Dollars ($1,422,390) owed pursuant to the Glick Notes, and (iii) Four Million Dollars ($4,000,000) owed under the Line of Credit.
          (r) Due Diligence. Buyer shall be satisfied, in its sole discretion, with the results of its legal and business due diligence investigation of the Company.
     8.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to perform this Agreement and close the transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless (subject to Section 13.7) waived (in whole or in part) by each Seller:
          (a) Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be accurate and complete in all material respects as of the Closing Date as though made on and as of such date and shall not contain any untrue statement or omit to state any material fact necessary in order to make the statements and information contained herein not misleading (except that such representations and warranties which are qualified as to materiality shall be accurate and complete in all respects), and Buyer shall have performed and complied in all respects with all covenants and agreements and conditions required to be performed, satisfied or complied with by it hereunder on or prior to the Closing.(b) Litigation. No action, suit or other proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.
          (c) Operative Documents. Buyer shall have delivered to Sellers’ Representative copies for each Seller of all Operative Documents to which Seller is a party duly executed by each of the other parties thereto.
          (d) Employment Agreements. Buyer shall have delivered to each Seller (except for Glick) a duly executed Employment Agreement in a form acceptable to each Seller.
ARTICLE IX
INDEMNITY
     9.1 Survival. All representations and warranties of the parties contained in this Agreement shall survive the Closing Date until March 31, 2010, other than the representations contained in (i) Sections 4.1, 4.2, 4.4, 4.19, 5.1, 5.4, 6.1, 6.2 and 6.6, which shall survive indefinitely and (ii) Sections 4.9, 4.13, 4.16 and 4.25, which shall survive until the expiration of all statutes of limitations applicable to the matters covered thereby, including any extensions thereof (the representations and warranties referred to in clauses (i) and (ii) of this Section 9.1 are collectively referred to as the “Excepted Matters”); provided, however, that representations which are the basis for claims asserted under this Agreement prior to the expiration of such applicable time periods shall also survive until the final resolution of those claims. Covenants and other executory obligations contained in this Agreement shall survive the Closing. The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
     9.2 Sellers’ Indemnification. Subject to the provisions of this ARTICLE IX, the Sellers, jointly and severally, shall indemnify and hold harmless Buyer, the Company, the Company’s Subsidiaries and their respective Affiliates, shareholders, partners, members, directors, officers, employees and other agents and representatives from and against any and all direct and indirect liabilities, judgments, claims, suits, proceedings, settlements, losses, damages, fees, Liens, Taxes, penalties, interest obligations, expenses (including costs of investigation and defense and reasonable attorney and other professional advisor and consulting fees and expenses) whether or not involving a third party (collectively, “Losses”) incurred or suffered by any such person (the “Buyer Indemnified Parties”) arising from, by reason of or, in connection with (a) any misrepresentation or breach or alleged misrepresentation or breach of any representation or warranty of the Company or the Sellers contained in this Agreement or any certificate or other document or agreement delivered by the Company or the Sellers pursuant to this Agreement; or (b) the nonfulfillment by the Company or the Sellers of any covenant or agreement made by the Company or the Sellers in this Agreement or any document or agreement delivered in connection with this Agreement.
     9.3 Buyer’s Indemnification. Subject to the provisions of this ARTICLE IX, Buyer shall indemnify and hold harmless the Sellers, and their respective Affiliates, directors, officers, employees and other agents and representatives from and against any and all Losses incurred or suffered by any such person (the “Seller Indemnified Parties”) arising from, by reason of or in connection with (a) any misrepresentation or breach or alleged misrepresentation or breach of any representation or warranty of Buyer contained in this Agreement or any document delivered by Buyer pursuant to this Agreement; or (b) the nonfulfillment by Buyer of any covenant or agreement made by Buyer in this Agreement or any document delivered in connection with this Agreement.
     9.4 Defense of Claims. If a claim for Losses (a “Claim”) is to be made by a Buyer Indemnified Party or a Seller Indemnified Party (an “Indemnified Party”), such Indemnified Party shall give notice (a “Claim Notice”) to (i) Buyer, in the case of an indemnification claim pursuant to Section 9.3, or (ii) the Sellers’ Representative, in the case of an indemnification claim pursuant to Section 9.2 (“Indemnifying Party”), in either case as promptly as practicable after such Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought under this ARTICLE IX, provided, however, that the failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced by such delay. After receipt of the Claim Notice, the Indemnifying Party shall have the right to defend the Indemnified Party against the Claim and any Proceeding associated therewith with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as:
          (a) The Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Claim or Proceeding that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim or raised in the Proceeding,
          (b) Upon request, the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations with respect to such Loss or Claim,
          (c) The Claim or Proceeding involves only a claim for money damages and no other relief,
          (d) The Indemnifying Party conducts the defense of the Proceeding in a reasonable manner and without utilizing the same counsel to jointly represent the Indemnified Party and the Indemnifying Party if such joint representation would be inappropriate or unethical due to conflict of interest, and
          (e) The Indemnifying Party does not and does not attempt to compromise or settle such Claim or Proceeding without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
In all other cases the Indemnified Party may defend the Claim or Proceeding with counsel of its choosing at the reasonable expense of the Indemnifying Party. The Indemnified Party may, at its own cost, participate in the investigation, trial and defense of any such Claim or Proceeding defended by the Indemnifying Party and any appeal arising therefrom. The parties shall cooperate with each other in connection with any defense and in any notifications to insurers. If the Indemnifying Party fails to notify the Indemnified Party within the thirty (30) day period that it will assume the defense of such Claim or Proceeding after receipt of notice hereunder, the Indemnified Party against which such Claim has been asserted shall (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim or Proceeding with counsel of its own choosing at the reasonable expense of the Indemnifying Party and the Indemnifying Party shall have the right to participate in the defense at its own cost.

     9.5 Adjustment. The parties to this Agreement agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.
     9.6 Limitations.
          (a) Notwithstanding anything to the contrary in Section 9.2, except for Losses in respect of the Excepted Matters, or Losses resulting from fraud or intentional misrepresentation by the Sellers or any of them, the Sellers shall have no obligation to indemnify any Buyer Indemnified Party for Losses under Section 9.2(a):
          (i) unless the aggregate amount of the Losses suffered by Buyer Indemnified Parties exceeds on a cumulative basis an amount equal to One Hundred Thousand Dollars ($100,000) (the “Sellers’ Basket”), in which event the Sellers shall (subject to the following sub-clause (ii)) be liable only for an amount of such Losses in excess of the Sellers’ Basket, or
          (ii) in an amount exceeding Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate.
All claims for indemnification against the Sellers shall be satisfied by the Sellers jointly and severally, in cash. In addition and notwithstanding the preceding sentence, Buyer may at its option satisfy any unpaid indemnification claim against the Sellers by reducing the amount of any due but unpaid Earn-Out Payments by the aggregate dollar amount of the unpaid indemnification claim.
          (b) With respect to any Losses in connection with a breach by Majority Shareholder of the provisions contained in Sections 7.7, 7.8 or 7.9, the Majority Shareholder shall be solely responsible for the indemnification obligations contained in Section 9.2(a).
          (c) Notwithstanding the other provisions of Section 9.6, any Loss suffered by Buyer Indemnified Parties for payment of any insurance deductible in connection with any Proceedings that is disclosed in Schedule 4.11 or that should have been disclosed in Schedule 4.11, shall be excluded from the Seller’s Basket.
          (d) Notwithstanding anything to the contrary contained in Section 9.3, except for Losses in respect of the Excepted Matters or resulting from actual fraud or intentional misrepresentation, Buyer shall have no obligation to indemnify any Seller Indemnified Party for Losses under Section 9.3(a):
          (i) unless the aggregate amount of the Losses suffered by the Seller Indemnified Parties exceeds on a cumulative basis an amount equal to One Hundred Thousand Dollars ($100,000) “Buyer’s Basket”, in which event Buyer shall (subject to the following sub-clause (ii)) be liable for only for an amount of such Losses in excess of the Buyer’s Basket, or
          (ii) in an amount exceeding Three Million Five Hundred Thousand Dollars ($3,500,000) in the aggregate.
     9.7 No Waiver. Notwithstanding any provisions of this Agreement to the contrary, except with respect to a breach by Majority Shareholder of any of Sections 7.7, 7.8 and 7.9 (as to which the Buyer shall have the additional remedies set forth in Section 7.10) the remedies available to Buyer under this ARTICLE IX shall be the sole and exclusive remedies of Buyer as between Buyer and Sellers in relation to this Agreement, but this ARTICLE IX shall not affect any legal or equitable rights, if any, that the Sellers or any of them may have to seek indemnification or contribution among the Sellers or any of them, or among the Sellers’ Representative and the and Sellers or any of them.
     9.8 Tax Indemnity.
          (a) The Sellers shall be jointly and severally responsible for and shall indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Losses arising out of, resulting from or otherwise related to (i) Taxes of the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (ii) Taxes imposed on the Company or any of its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign Law) as a result of any of those corporations (or any predecessor) having been a member of any Affiliated, consolidated, combined or unitary group at any time prior to the Closing, and Taxes of any Person otherwise imposed on the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (iii) any breach of or inaccuracy in any of the representations or warranties contained in Section 4.9, (iv) any failure of the Sellers to comply with their covenants, agreements or obligations under Section 7.2(a) or ARTICLE X, (v) Taxes imposed on the Company or any of its Subsidiaries for any Post-Closing Tax Period as a result of any Tax Sharing Agreement entered into by the Company or any of its Subsidiaries (or any predecessor) prior to the Closing.
          (b) Each Seller shall pay to Buyer any amount required to be paid by it pursuant to Section 9.8(a) within the later of (i) thirty (30) days after the Sellers’ Representative receives written notice from any Buyer Indemnified Party requesting such payment and (ii) two (2) days prior to the date that the indemnified Tax or related expense is required to be paid. The amount of indemnification for Taxes or related expense pursuant to Section 9.8(a) shall be computed without regard to the set-off or other utilization of any loss, deduction or Tax credit of any Buyer Indemnified Party or resulting from the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, Section 9.8(a) shall not be interpreted to allow a Buyer Indemnified Party to be indemnified more than once for the same Loss.
          (c) Notwithstanding anything in this Agreement to the contrary, the procedural provisions of this Section 9.8 shall govern all claims for indemnification with respect to Taxes.
          (d) Any claim for indemnification under this Section 9.8 shall be brought prior to the expiration of any applicable statute of limitations (including all periods of extension, whether automatic or permissive) for the assessment of Tax that gives rise or is related to the Loss which is the subject of the indemnification claim and shall thereupon expire, except to the extent that a claim for indemnification has been asserted in writing prior to such expiration (in which event the claim for indemnification shall survive until such claim has been resolved).
ARTICLE X
TAX MATTERS
     10.1 Allocation of Tax Liability. In the event Applicable Law does not require or permit the parties to this Agreement to close state, local or foreign Tax periods as of the close of the Closing Date, the allocation of Tax liability between the Pre-Closing Tax Period and the Post-Closing Tax Period comprising a Straddle Period shall be made in accordance with this Section 10.1 as follows:
          (a) in the case of Taxes based upon income, gross receipts (such as sales Taxes) or specific transactions involving Taxes other than Taxes based upon income or gross receipts, the amount of Taxes attributable to any Pre-Closing Tax Period or Post-Closing Tax Period included in the Straddle Period shall be determined by closing the books of the applicable corporation as of the close of the Closing Date and by treating each of such Pre-Closing Tax Period and Post-Closing Tax Period as a separate taxable year; and
          (b) in the case of Taxes that are determined on a basis other than income, gross receipts or specific transactions, the amount of Taxes attributable to any Pre-Closing Tax Period included in the Straddle Period shall be equal to the amount of such Taxes for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period included in the Straddle Period and the denominator of which is the total number of days in the Straddle Period, and the amount of such Taxes attributable to any Post-Closing Tax Period included in a Straddle Period shall be the excess of the amount of the Taxes for the Straddle Period over the amount of Taxes attributable to the Pre-Closing Tax Period included in such Straddle Period.

     10.2 Filing and Payment Responsibility.
          (a) Buyer shall timely prepare and file, or cause to be timely prepared and filed, (at Sellers’ reasonable expense) all Tax Returns of the Company and its Subsidiaries for, or that include, Pre-Closing Tax Periods that are required to be filed after the Closing Date. The Buyer shall provide, or cause to be provided, to the Sellers’ Representative a copy of each Income Tax Return for such period no less than twenty (20) days prior to filing such Tax Return, shall permit Sellers’ Representative to review and comment on such Tax Return, and shall make such revisions to such Tax Return as are reasonably requested by the Sellers’ Representative to the extent such revisions relate to Taxes of any Pre-Closing Tax Period, except (i) where a contrary position is required by Applicable Law, (ii) to the extent such comments, if incorporated in any such Tax Return, would cause such Tax Return to be prepared in a manner inconsistent with past Tax Returns, or (iii) to the extent such comments, if incorporated in any such Tax Return, could reasonably be expected to have an adverse effect (relative to the benefit to Sellers resulting from incorporating such comments in such Tax Return) on the liability for Taxes of Buyer, the Company or any of its Subsidiaries, or any other Affiliate of Buyer in any Post-Closing Tax Period.
          (b) Not later that two (2) Business Days prior to the due date for payment of Taxes for any Pre-Closing Tax Period, the Sellers shall pay to the Buyer an amount equal to the Taxes for the Pre-Closing Tax Period (as determined in the case of any Straddle Period in Section 10.1). The amount of such Taxes for the Pre-Closing Period shall be computed without regard to the set-off or other utilization of any loss, deduction or Tax credit of Buyer, the Company or any of its Subsidiaries, or any other Affiliate of Buyer or resulting from the transactions contemplated by this Agreement. If any Tax Return for, or that includes, a Pre-Closing Tax Period is filed on extension and at the time of filing of any such Tax Return the actual amount of such Taxes due that relates to the Pre-Closing Tax Period exceeds the amount previously determined to be due pursuant to the first sentence of this Section 10.2(b), the Sellers shall pay an amount equal to such excess Taxes, but only to the extent the additional amount due exceed the then existing balance (if any) in the Adjusted Tax Reserve. If any Tax Return for, or that includes, a Pre-Closing Tax Period is filed on extension and at the time of filing of any such Tax Return the actual amount of Taxes due that relates to the Pre-Closing Tax Period is less than the amount previously determined to be due pursuant to the first sentence of this Section 10.2(b), Buyer shall pay, or cause to be paid, the amount of such excess Tax payment to the Sellers to the extent such excess Tax payment was paid by the Sellers and shall increase the Adjusted Tax Reserve to the extent the amount of such excess Tax payment previously reduced the Adjusted Tax Reserve.
     10.3 Conduct of Tax Proceedings.
          (a) Buyer shall promptly notify the Sellers’ Representative in writing upon receipt by Buyer, the Company or any of its Subsidiaries of a written notice of any pending or threatened Tax Proceeding for which the Sellers may have liability pursuant to this Agreement; provided, however, no failure or delay by Buyer to provide notice of a Tax Proceeding shall reduce or otherwise affect the obligation of the Sellers hereunder except to the extent the Sellers are actually prejudiced thereby. Except as otherwise provided herein, the Sellers’ Representative shall have the right to control the conduct of any Tax Proceeding for which the Sellers are liable under Section 9.8(a) for any Tax payable with respect to any Pre-Closing Tax Period, by notifying Buyer in writing within ten (10) days (or such shorter period as may be required by the notice of the Tax Proceeding) from the receipt from Buyer of the notice described in the first sentence of this Section 10.3(a) of its intention to assume control of the conduct of such Tax Proceeding, provided (i) the Sellers have acknowledged in writing their indemnification obligation for such Taxes to the extent the Tax Proceeding is resolved against the Company or any of its Subsidiaries and (ii) the Sellers have provided evidence reasonably satisfactory to Buyer of their ability to fulfill their indemnification obligations. Buyer and the Sellers’ Representative shall cooperate with each other in the conduct of any Tax Proceeding. The Sellers’ Representative shall keep Buyer informed by providing Buyer with all written materials relating to such Tax Proceeding received from the relevant Governmental Authority, (ii) Buyer shall be entitled to participate (at its own expense) in any Tax Proceeding, including having an opportunity to comment on any written materials prepared in connection with any Tax Proceeding and attending any conferences relating to any Tax Proceeding and (iii) the Sellers’ Representative shall not compromise or settle any Tax Proceeding, without obtaining Buyer’s prior written consent which shall not be unreasonably withheld (or delayed).

          (b) If the Sellers’ Representative shall elect in writing not to control or participate in the control of the conduct of a Tax Proceeding described in Section 10.3(a), or otherwise fail to take control of a Tax Proceeding which it is entitled to control, Buyer shall have the right to control the conduct of such Tax Proceeding; provided, however, that Buyer shall keep the Sellers’ Representative informed of all developments.
          (c) Buyer shall have the right to control the conduct of any Tax Proceeding involving a Straddle Period. The Sellers’ Representative may participate in any such Tax Proceeding at its own expense and the Sellers’ Representative shall be kept informed of the progress of such Tax Proceeding. The Sellers’ Representative’s consent shall be required prior to the settlement of any Tax Proceeding relating to a Straddle Period, which consent shall not be unreasonably withheld (or delayed).
          (d) In the event the resolution of all or a portion of a Tax Proceeding with respect to a Pre-Closing Tax Period (other than a Straddle Period) could result in an increase in Taxes or a loss of Tax benefits in a Post-Closing Tax Period for the Company or any of its Subsidiaries, Buyer or Buyer’s other Affiliates, the Sellers’ Representative and Buyer shall jointly control the conduct and resolution of such Tax Proceeding or portion thereof.
          (e) If there is a dispute between the Sellers’ Representative and Buyer regarding the conduct or resolution of any Tax Proceeding or portion thereof described in Section 10.3(d), such dispute shall be referred to the Tax Arbitrator. Each of the Sellers’ Representative and Buyer shall present its position to the Tax Arbitrator, which shall decide which position shall be adopted. The Tax Arbitrator shall not be entitled to accept any other position, unless the Sellers’ Representative and Buyer shall so agree in writing. The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be paid one-half by the Sellers and one-half by Buyer.
     10.4 Cooperation. After the Closing, Buyer and the Sellers shall promptly make available or cause to be made available to the other, as reasonably requested, and to any Governmental Authority, all information, records or documents relating to Tax liabilities, potential Tax liabilities, or refunds of or relating to the Company for all Pre-Closing Tax Periods and shall preserve all such information, records and documents until the later of five (5) years from the end of the calendar year in which the Closing occurs or the expiration of any applicable statute of limitations, including any extensions thereof. As soon as practicable after the Closing Date, but not later than thirty (30) days thereafter, the Sellers will cause to be delivered to the Buyer all of the original books and records (including work papers) and Tax Returns of the Company which are in the possession of the Sellers, their Affiliates or their Representatives.
     10.5 Transfer Taxes. Each party shall pay all any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges (including any penalties and interest) (collectively, “Transfer Taxes”) (and prepare and file all Tax Returns for such Transfer Taxes) arising out of or in connection with the transactions effected pursuant to this Agreement for which each party is liable under Applicable Law, and each party shall pay its own out-of-pocket expenses associated with the preparation and filing of such Tax Returns for such Transfer Taxes. The parties shall cooperate and provide all necessary documentation required for the filing of the Tax Returns for such Transfer Taxes.
     10.6 Tax Sharing Agreements. Prior to the Closing, the Sellers shall cause all Tax Sharing Agreements to be terminated, and no additional payments shall be required to be made thereunder by the Company or any of its Subsidiaries.
     10.7 Closing Date Activities. Each of the Sellers and Buyer agrees not to engage, and not to cause the Company or any of its Subsidiaries to engage, in any transaction on the Closing Date outside of the Ordinary Course of Business and not otherwise contemplated by this Agreement.

ARTICLE XI
TERMINATION OF AGREEMENT
     11.1 Events of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:
          (a) by the mutual written agreement of Buyer and the Company;
          (b) by Buyer, if the Company or any Seller breaches any of its respective representations, warranties, covenants or agreements contained in this Agreement, and such breach cannot be cured within thirty (30) days after receipt of notice of the breach from the Buyer;
          (c) by the Company, if Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach cannot be cured within thirty (30) days after receipt of notice of the breach from the Buyer; and
          (d) by Buyer, on the one hand, or the Sellers, on the other hand, if any of the conditions to such party’s obligation to close the transactions contemplated by this Agreement is not satisfied (or waived in writing by such party) on or prior to June 30, 2008 (the “Termination Date”); provided, however, that if any such condition is not satisfied as a result of a breach by any party of its representations, warranties, covenants or agreements contained in this Agreement, then the party responsible for such breach shall not have the right to terminate this Agreement pursuant to this clause (d).
     11.2 Effect of Termination. In the event that this Agreement is terminated in accordance with Section 11.1, this Agreement shall forthwith terminate and have no further effect and no party shall have any further obligation or liability to any other party with respect to this Agreement.
ARTICLE XII
SHAREHOLDERS’ REPRESENTATIVE
     12.1 Authorization of the Sellers’ Representative.
          (a) Each of the Sellers hereby designates and appoints, authorizes and empowers Eric M. Dupont (the “Sellers’ Representative”) (and each successor appointed in accordance with this Article XII) to perform all such acts, on behalf of each Seller, as are required, authorized or contemplated to be performed by Sellers’ Representative by this Agreement and the transactions contemplated hereby, which will include the power and authority to: (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement; (ii) determine whether the conditions to Closing in Section 8.2 hereof have been satisfied; (iii) serve as the named party with respect to any claim for indemnification by any Buyer Indemnified Party and to resolve such claims as the Sellers’ Representative in its sole good faith discretion deems appropriate; (iv) give and receive any and all notices pursuant to this Agreement or any other Operative Document; (v) act on behalf of the Sellers with respect to any matter concerning the Restricted Stock; (vi) grant any consent or approval under this Agreement; (vii) make all other elections or decisions contemplated by this Agreement; (viii) approve waivers, clarifications or post-Closing modifications to this Agreement which do not materially and adversely affect the rights of any one Seller disproportionately to the other Sellers; (ix) receive any payments contemplated hereunder on behalf of the Sellers; (xi) review the Earn-Out Schedule and, if necessary, deliver an Objection Notice to the Buyer under Section 3.2 of any items of disagreement related thereto or approval thereof, and agree upon any resolution of any dispute with respect thereto; and (xii) perform each such act and thing whatsoever that the Sellers’ Representative may be or is required to do, or which the Sellers’ Representative in his sole good faith discretion determines is desirable to do, pursuant to or to carry out the intent of this Agreement, and to amend, modify or supplement any of the foregoing. No Seller will have any cause of action against the Seller’s Representative for any action taken or not taken, decision made or instruction given by the Sellers’ Representative under this Agreement, except for actual fraud, gross negligence, intentional misrepresentation or willful misconduct by the Sellers’ Representative.

          (b) Each Seller hereby acknowledges and agrees that the Sellers’ Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement by any Seller and, without limiting the generality of the foregoing, each Seller hereby acknowledges and agrees that Buyer shall be required to provide notices to the Sellers pursuant to this Agreement solely to the Sellers’ Representative. Each Seller further designates and appoints the Sellers’ Representative as its agent for service of process with respect to any disputes regarding or arising out of this Agreement or the transactions contemplated hereby. Any action taken by the Sellers’ Representative in the name of or on behalf of any Seller in connection with any matter arising under this Agreement shall be binding upon such Seller and its successors, agents and heirs.
          (c) The grant of authority provided for in this Section 12.1: (i) is coupled with an interest and is being granted, in part, as an inducement to the Company, the Sellers and Buyer to enter into this Agreement and will be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Seller and will be binding on any successor thereto; and (ii) may be exercised by the Sellers’ Representative acting by signing in his capacity as the Sellers’ Representative.
     12.2 Hold Harmless. The Sellers hereby agree, severally as to each Seller only and not jointly as to or with any other Sellers, to indemnify the Sellers’ Representative (in his capacity as such) on a pro rata basis in accordance with each Sellers’ respective ownership percentage in the Company as of the time of Closing, and to hold the Sellers’ Representative (in his capacity as such) harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of whatever kind which may at any time be imposed upon, incurred by or asserted against the Sellers’ Representative in such capacity in any way relating to or arising out of the Sellers’ Representative’s action or failure to take action pursuant to this Agreement, provided, however, that Seller’s Representative will have no right to be indemnified or held harmless for liabilities, etc., that result from actual fraud, intentional misrepresentation, gross negligence, or willful misconduct by the Sellers’ Representative. Each of the Sellers hereby authorizes the Sellers’ Representative to apply proceeds otherwise distributable to such Seller pursuant to this Agreement to satisfy any of such Sellers’s obligations under this Article XII.
     12.3 Removal and Replacement. Sellers can replace the Seller’s Representative at any time, with or without cause, by majority vote of the number of shares of common stock the Company has outstanding at the time this Agreement becomes effective (including any shares then held by the Seller’s Representative). If the Sellers’ Representative or its heirs or personal representative, as the case may be, advises the Sellers that Seller’s Representative is unavailable to perform its duties hereunder, then within five (5) Business Days of delivery of notice of such advice, an alternative Sellers’ Representative will be appointed by the Sellers, by majority vote of the number of shares of common stock the Company has outstanding at the time this Agreement becomes effective. Any references in this Agreement to the Sellers’ Representative shall be deemed to include any duly appointed successor Sellers’ Representative. Replacement of the Seller’s representative will become effective as to Buyer immediately upon delivery of notice to Buyer.
     12.4 Reliance. Buyer may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Sellers’ Representative under Section 12.3, may continue to rely, without inquiry, upon the actions of the Sellers’ Representative as the actions of each Seller in all matters referred to in this ARTICLE XII. Each Seller hereby authorizes the other parties hereto to disregard any notice delivered or other action taken by any Seller pursuant to this Agreement except for the Sellers’ Representative.
ARTICLE XIII
MISCELLANEOUS
     13.1 Entire Agreement. This Agreement, including the schedules hereto, and the other Operative Documents contain the complete and final agreement among the parties with respect to the transactions contemplated by this Agreement and supersede all prior agreements or understandings among the parties. No party is entering into this Agreement in reliance on any representation by any other party or parties that is not set forth in writing in this Agreement or another Operative Document.

     13.2 Descriptive Headings; Certain Interpretations. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Except as otherwise expressly provided in this Agreement, the singular includes the plural and the plural includes the singular and a reference in this Agreement to an Article, Section, Exhibit or Schedule is to the articles, sections, exhibits or schedules, if any, of this Agreement. The parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement
     13.3 Notices. All notices, requests, demands or other communications (“Notices”) required to be given pursuant to this Agreement by any party shall be in writing and shall be delivered by (a) certified mail, postage prepaid, return receipt requested, (b) commercial overnight courier service with signature required for delivery, or (c) electronic mail (with confirmation of successful transmission). If the Notice is given by mail or courier service, delivery shall be evidenced by the certified mail return receipt, or the commercial courier’s standard method of confirming delivery. If the Notice is sent by electronic mail, delivery shall be conclusively deemed made the first Business Day following successful transmission. Notices shall be provided to the following addresses (any of which may be changed upon like notice to the other parties to this Agreement):
If to Buyer, to:
c/o Lime Energy Co.
1280 Landmeier Road
Elk Grove Village, Illinois 60007
Attention: Jeffrey Mistarz
Telephone No.: 847.437.1666
Email to
with a copy (which shall not constitute notice) to:
Reed Smith LLP
10 S. Wacker Dr.
Chicago, Illinois 60606
Attention: Evelyn C. Arkebauer, Esq.
Telephone No.: 312.207.3879
Email to
If to the Company prior to Closing, or to the Sellers or the Sellers’ Representative, to:
Applied Energy Management, Inc.
16810 Kenton Drive, Suite 240
Huntersville, NC 28078
Attention: Eric M. Dupont
Telephone No.: 704.892.4442
Email to
with a copy to (which will not constitute notice):
Smith, Currie & Hancock LLP
2700 Marquis One Tower
245 Peachtree Center Avenue, N.E.
Atlanta, GA 30303-1277
Attention: James W. Copeland, Esq.
Telephone No.: 404.582.8042
Email to

     13.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart or other signature delivered by electronic mail in portable document format (.pdf) shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.
     13.5 Survival. All representations and warranties, agreements and covenants contained in this Agreement or in any document delivered pursuant to, or in connection with, this Agreement (unless otherwise expressly provided otherwise in this Agreement) shall survive the Closing.
     13.6 Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement is for the sole benefit of the parties to this Agreement and not for the benefit of any third party.
     13.7 Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure from the terms of this Agreement, shall be effective unless it is in writing and signed by the parties to this Agreement. Any modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which it is given.
     13.8 Assignment. This Agreement and the rights and obligations under this Agreement shall not be assignable or transferable by any party to this Agreement without the prior written consent of the other party to this Agreement.
     13.9 Enforceability. It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the provision shall be deemed amended to delete therefrom the portion adjudicated to be invalid or unenforceable, with the deletion to apply only with respect to the operation of the provision in the particular jurisdiction in which the adjudication is made.
     13.10 Governing Law; Arbitration, Waiver of Jury Trial.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Illinois.
          (b) Arbitration. Each party to this Agreement hereby irrevocably agrees that, all claims, disputes, legal actions, or proceeding arising out of or relating to this Agreement, the Operative Documents or the transactions contemplated hereby and thereby, shall be resolved by binding arbitration (“Arbitration”) in accordance with the following procedures:
               (i) Initiation of the Arbitration. The party or parties on one side of the dispute(s) (collectively the “Claimant”) may initiate the Arbitration by sending to the party or parties on the other side of the dispute(s) (collectively the “Respondent”) written notice identifying the matter(s) in dispute and invoking the procedures of this Section 13.10(b) (the “Demand”). The Demand shall include a statement setting forth the nature of the dispute(s), the amount in controversy, if any, and the remedy sought. Within thirty (30) days of receipt of the Demand, the Respondent shall submit a statement (the “Answer”), that shall set forth the Respondent’s response(s) to the Claimant’s claim(s) and any counterclaims asserted by the Respondent, setting forth the nature and amount of such counterclaim(s), and the remedy sought by the Respondent.
               (ii) Selection of the Arbitrators. Within five (5) Business Days after the due date of the Answer (the (“Answering Date”), the parties shall confer and make a bona fide attempt to agree upon three (3) independent arbitrators to whom to submit the matter in dispute for final and binding arbitration (the “Arbitrators”). The Arbitrators shall be individuals who are either attorneys or business persons experienced with merger and acquisition transactions of the type set forth in this Agreement. If the parties cannot agree upon three arbitrators, the arbitrators they do agree upon shall select the remaining member or members of the panel. In the event that, on or prior to the fifteenth (15th) Business Day following the Answering Date, the parties cannot agree upon at least one Arbitrator, the parties shall submit the Demand and Answer, along with required fees, to the American Arbitration Association (“AAA”), and a three member neutral panel of Arbitrators who have familiarity and experience with merger and acquisition transactions of the type set forth in this Agreement shall be selected in accordance with the Commercial Arbitration Rules of the AAA, or any successor thereto, in effect at the time the relevant dispute, controversy, difference or claim is submitted for arbitration pursuant to this Agreement (the “AAA Rules”). However chosen, the parties shall use commercially reasonable efforts to engage the Arbitrators within thirty (30) days of the Answering Date.
               (iii) Rules of Procedure. The Arbitration proceeding shall be conducted in accordance with the AAA Rules, except as modified in this Section 13.10(b) (collectively, the “Arbitration Rules”).
               (iv) Discovery. The parties shall be entitled to commence discovery five (5) Business Days after the due date of the Answer, and shall have sixty (60) calendar days following the date the third and last Arbitrator is engaged (the “Arbitrator Engagement Date”) to serve written document requests and not more than twenty-five (25) interrogatories (including subparts). Responses to written discovery shall be due thirty (30) calendar days after service on the party(ies) from whom such discovery is sought. The party(ies) on each side of the dispute shall have the opportunity to take up to ten (10) depositions, with each deposition limited to seven hours of testimony. Such depositions shall be completed within three (3) months of the Arbitrator Engagement Date. For good cause shown, the Arbitrators can modify the scope of and schedule for discovery.
               (v) The Arbitration Hearing. At a date that is mutually convenient to the Arbitrators and the parties, but commencing no later than thirty (30) days following the close of discovery, the Arbitrators shall commence the arbitration hearing (the “Arbitration Hearing”). The Arbitration Hearing shall take place in Chicago, Illinois, at a location mutually selected by the parties or, absent agreement, chosen by the Arbitrators. The Arbitration Hearing need not run for consecutive days but must be completed within sixty (60) days following commencement of the Arbitration Hearing. At the Arbitration Hearing, the parties to this Agreement shall follow the Federal Rules of Evidence, and the Arbitrators are bound to apply such rules of evidence, unless the parties mutually agree to deviate from any rule in writing in advance of the Arbitration Hearing. The Arbitrators are also bound to follow the substantive laws of Illinois applicable to the issues in the case, without regard to conflict of law principles. For good cause shown, the Arbitrators can modify the provisions of this Section 13.10(b)(v).
               (vi) Form of Decision. The Arbitrators shall render a final award in writing, setting forth their decision, the basis therefore, and the relief to be granted to the party(ies) on each side of the dispute (the “Award”), no later than the thirty (30) days following the close of the Arbitration Hearing. In no event shall the Arbitrators award punitive damages to any of the parties involved in the dispute. The Arbitrators shall be authorized to grant injunctive relief. The Arbitrators’ decision shall be a final and binding determination of the dispute. Judgment upon the Award may be entered in any court having jurisdiction.
               (vii) Attorneys Fees and Costs. The Arbitrator shall have the authority to award the payment of reasonable out-of-pocket costs and expenses of each party (including reasonable and documented fees and disbursements of counsel and other professionals) for bad faith, stubborn litigiousness, or unnecessary trouble and expense. Furthermore, if a party fails to proceed with the Arbitration, unsuccessfully challenges the Award, or fails to comply with the Award, the party(ies) on the other side of the dispute shall, in any resulting litigation, be entitled to apply to the court(s) for and recover its(their) costs of suit including reasonable attorneys’ fees for having to compel arbitration or defend or enforce the Award.
               (viii) Payment of Arbitration Expenses. The parties shall pay the Arbitrators’ fees and expenses while the Arbitration is pending in accordance with the AAA Rules.
               (ix) Submission to Jurisdiction. To the extent any party seeks to challenge or dispute the scope, jurisdiction, conduct or result of the Arbitration, or requires judicial intervention in aid or furtherance of the Arbitration, such party(ies) shall bring such action in the state or federal court located in the County of Cook, Chicago, Illinois. With respect to any such action, the parties irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the County of Cook, Chicago, Illinois; irrevocably and unconditionally waive any objection to the laying of venue of any such action in the state or federal courts located in the County of Cook,

Chicago, Illinois; and hereby further irrevocably and unconditionally agree not to plead or claim that any such action in such court has been brought in an inconvenient forum or to raise any similar defense or objection.
               (x) Waiver of Trial by Jury. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
               (xi) Consent to Joinder of Certain Other Indemnitors and Guarantors. Each party to this agreement to arbitrate agrees that this agreement to arbitrate shall also inure to the benefit of any other person or other entity that provides (or has provided) collateral or enters (or has entered) into an agreement of indemnity before January 1, 2009 for the purpose of obtaining, maintaining or increasing the Company’s bonding capacity, to the end that any and all claims and disputes, if any, among the parties to this Agreement and the Company’s various construction surety bonding indemnitors or guarantors (whether presently known or known) can be decided in one consolidated arbitration proceeding.
     13.11 Disclosure Schedules. Nothing in any Schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such Schedule identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be adequate to disclose an exception to a representation or warranty made in this Agreement, unless the representation or warranty has to do with the existence of the document or other item itself. No exceptions to any representations or warranties disclosed on one Schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable Schedule or cross-referenced in such other applicable section or Schedule.
* * * *

     IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be duly executed and delivered as of the day and year first above written.

SELLERS:

/s/ Stephen Glick
STEPHEN GLICK, individually

/s/ John O’Rourke JOHN O’ROURKE, individually

/s/ R. Kyle Marshall R. KYLE MARSHALL, individually

/s/ James Smith JAMES SMITH, individually

/s/ Eric M. Dupont ERIC M. DUPONT, individually

COMPANY:

APPLIED ENERGY MANAGEMENT, INC.

By:	/s/ John O’Roarke

Name:	John O’Rourke

Title:	President and CEO

Attest:	/s/ Eric M. Dupont

SELLERS’ REPRESENTATIVE:

The undersigned hereby acknowledges his appointment as the Sellers’ Representative and his willingness to fulfill the duties of the Sellers’ Representative as contemplated by this Agreement.

By:	/s/ Eric M. Dupont
Eric M. Dupont, solely in his capacity as Sellers’ Representative

BUYER:

LIME ENERGY CO.

By:	/s/ Jeffrey Mistarz

Name:	Jeffrey Mistarz

Title:	Chief Financial Officer

Attest:	/s/ Marisa Sierra